As filed with the Securities and Exchange Commission on May 18, 2010

Registration Statement No. 333-163889

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

FORM S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Gramercy Capital Corp.

(Exact Name of Registrant as Specified in Its Governing Instruments)

420 Lexington Avenue
New York, New York 10170
(212) 297-1000

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Roger M. Cozzi
Chief Executive Officer
420 Lexington Avenue
New York, New York 10170
(212) 297-1000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Larry P. Medvinsky, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Tel: (212) 878-8000
Fax: (212) 878-8375

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 18, 2010

6,219,370 Shares

Common Stock

The selling stockholder identified in this prospectus, and any of its pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 6,219,370 shares of our common stock.

The registration of the shares of our common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholder. We will receive no proceeds of any sale of these shares, but will incur expenses in connection with the offering. See “Selling Stockholder” and “Plan of Distribution.”

This prospectus describes some of the general terms that may apply to these shares of our common stock and the general manner in which they may be offered. The specific terms of any shares to be offered, and the specific manner in which they may be offered, may be set forth in a prospectus supplement, if required. It is important that you read both this prospectus and the prospectus supplement, if required, before you purchase any shares.

The selling stockholder may offer and sell these shares of our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” beginning on page 62 of this prospectus for more information on this topic.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “GKK.” On May 17, 2010, the closing sale price of our common stock on the NYSE was $2.16 per share.

We have elected to qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Subject to maintaining our qualification as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. See “Description of Common Stock — Restrictions on Ownership.”

Investing in shares of our common stock involves risks. You should read carefully the risk factors described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, before investing in our shares. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2010

GRAMERCY CAPITAL CORP.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or post-effective amendment, if required. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, any accompanying prospectus supplement or post-effective amendment, if required, and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, on Form S-11 using the registration process for the delayed offering and sale of shares of our common stock pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Periodically, as we make material investments or have other material developments, we will provide a prospectus supplement that may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement or post-effective amendment, if required.

In accordance with the Form S-11 registration process, the selling stockholder identified in this prospectus or its pledgees, donees, transferees or other successors in interest whom we collectively refer to in this prospectus as the selling stockholder, may from time to time sell our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of our common stock the selling stockholder may sell.

This prospectus and any accompanying prospectus supplement or post-effective amendment, if required, do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-11 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement or post-effective amendment, if required, about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement or post-effective amendment.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “our company” refer to all entities owned or controlled by Gramercy Capital Corp., including GKK Capital LP, our operating partnership.

INFORMATION ABOUT GRAMERCY CAPITAL CORP.

We are a self-managed, integrated commercial real estate finance and property investment company. On April 1, 2008, we completed the acquisition of American Financial Realty Trust, or American Financial, in a transaction with a total value of approximately $3.3 billion, including the assumption of approximately $1.3 billion of American Financial’s secured debt.

Our property investment business, which operates under the name Gramercy Realty, targets commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. These institutions are for the most part deposit-taking commercial banks, thrifts and credit unions, which we generally refer to as “banks.” Our portfolio of wholly-owned and jointly-owned bank branches and office buildings is leased to large banks such as Bank of America, N.A., or Bank of America, Wells Fargo Bank, N.A. (as successor by merger with Wachovia Bank, National Association), or Wells Fargo, Regions Financial Corporation, or Regions Financial, and Citizens Financial Group, Inc., or Citizens Financial, and to mid-sized and community banks. Our commercial real estate finance business, which operates under the name Gramercy Finance, focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities, or CMBS, and other real estate-related securities. Neither Gramercy Finance nor Gramercy Realty is a separate legal entity but are divisions of our company, through which our commercial real estate finance and property investment businesses are conducted.

We were formed in April 2004 as a Maryland corporation and we completed our initial public offering in August 2004. We conduct substantially all of our operations through our operating partnership, GKK Capital LP, or our Operating Partnership. We are the sole general partner of our Operating Partnership. Prior to the internalization of our management in April 2009, we were externally managed and advised by GKK Manager LLC, or the Manager, then a wholly-owned subsidiary of SL Green Realty Corp. (NYSE: SLG), or SL Green, which owned approximately 12.5% of the outstanding shares of our common stock as of March 31, 2010 and is our largest stockholder. On April 24, 2009, we completed the internalization of our management through the direct acquisition of the Manager from SL Green. As a result of the internalization, beginning in May 2009, management and incentive fees payable by us to the Manager ceased and we added 77 former employees of the Manager to our own staff.

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and generally will not be subject to U.S. federal income taxes to the extent we distribute our taxable income, if any, to our stockholders. We have in the past established, and may in the future establish, taxable REIT subsidiaries, or TRSs, to effect various taxable transactions. Those TRSs would incur U.S. federal, state and local taxes on the taxable income from their activities.

Our corporate offices are located at 420 Lexington Avenue, New York, New York 10170 and our telephone number is (212) 297-1000. We maintain a website at www.gkk.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009 which has been filed with the SEC, in addition to the other information contained in this prospectus, in a prospectus supplement or a post-effective amendment, if required, or incorporated by reference herein, before purchasing any of our common stock. The section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, is incorporated herein by reference. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and the cautionary statements referred to in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 4 of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “continue,” or any negative or other variations on such expressions. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	reduction in cash flows received from our investments, in particular our collateralized debt obligations, or CDOs, and our Gramercy Realty portfolio;
•	the ability of our Gramercy Realty division to extend or restructure the terms of its mortgage and mezzanine loan obligations;
•	our ability to comply with financial covenants in our debt instruments, but specifically in our loan agreement with PB Capital Corporation;
•	maintenance of our liquidity needs, including balloon debt payments;
•	the cost and availability of our financings, which depend in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;
•	the availability, terms and deployment of short-term and long-term capital;
•	the resolution of our non-performing and sub-performing assets and any losses we might recognize in connection with such investments;
•	the success or failure of our efforts to implement our current business strategy;
•	economic conditions generally and the strength of the commercial finance and real estate markets, and the banking industry specifically;
•	the performance and financial condition of borrowers, tenants, and corporate customers;
•	our ability to maintain compliance with over-collateralization and interest coverage tests in our CDOs;
•	the timing of cash flows, if any, from our investments;
•	the actions of our competitors and our ability to respond to those actions;
•	availability of, and ability to retain, qualified personnel;
•	availability of investment opportunities on real estate assets and real estate-related and other securities;
•	the adequacy of our cash reserves, working capital and other forms of liquidity;
•	our ability to satisfy all covenants in our CDOs;
•	changes to our management and our board of directors;
•	unanticipated increases in financing and other costs, including a rise in interest rates;
•	our ability to lease-up assumed leasehold interests above the leasehold liability obligation;
•	demand for office space;

•	risks of real estate acquisitions;
•	our ability to maintain our current relationships with financial institutions and to establish new relationships with additional financial institutions;
•	our ability to identify and complete additional property acquisitions;
•	our ability to profitably dispose of non-core assets;
•	risks of structured finance investments;
•	changes in governmental regulations, tax rates and similar matters;
•	legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exemptions from registration as an investment company);
•	environmental and/or safety requirements;
•	our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended, or the Investment Company Act, our Operating Partnership’s ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•	the continuing threat of terrorist attacks on the national, regional and local economies; and
•	other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and those factors that may be contained in any filing we make with the SEC.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.

The risks included here are not exhaustive. Other sections of this report may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of common stock by the selling stockholder. We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants. The selling stockholder will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholder and stock transfer and other taxes attributable to the sale of the shares registered hereby.

SELECTED FINANCIAL DATA

The section “Selected Financial Data” contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and the section “Financial Statements” contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 are each incorporated herein by reference.

SELLING STOCKHOLDER

The stockholder named below or its pledgees, donees, transferees or other successors in interest may from time to time offer and sell any and all of the common stock offered under this prospectus. The selling stockholder is a majority-owned subsidiary of SL Green. The following table presents information with respect to the selling stockholder’s beneficial ownership of our shares of common stock.

For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options, if any, held by that person that are currently exercisable or exercisable within 60 days of May 18, 2010 are treated as outstanding. The percentage of shares beneficially owned has been calculated on the basis of the 49,906,180 shares of our common stock that were outstanding as of May 18, 2010.

	Shares Beneficially Owned as of May 18, 2010		Shares Being Registered	Percentage Beneficial Ownership After Offering
Name and Address of the Selling Stockholder	Number	Percent
SL Green Operating Partnership, L.P., 420 Lexington Avenue, New York, New York, 10170	6,219,370	12.47	6,219,370	0%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in each of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 is incorporated herein by reference.

OUR BUSINESS AND PROPERTIES

Our Company

We are a self-managed, integrated commercial real estate finance and property investment company. On April 1, 2008, we completed the acquisition of American Financial in a transaction with a total value of approximately $3.3 billion, including the assumption of approximately $1.3 billion of American Financial’s secured debt.

We were formed on April 12, 2004 as a Maryland corporation and commenced operations upon the completion of our initial public offering in August 2004. We conduct substantially all of our operations through our Operating Partnership. We are the sole general partner of our Operating Partnership. Prior to the internalization of our management in April 2009, we were externally managed and advised by the Manager. On April 24, 2009, we completed the internalization of our management through the direct acquisition of the Manager. As a result of the internalization, beginning in May 2009, management and incentive fees payable by us to the Manager ceased, and we added 77 former employees of the Manager to our own staff.

Business and Strategy

Property Investment

Our property investment business operates primarily under our Gramercy Realty division. It focuses on the acquisition and management of commercial properties primarily leased on a long-term basis to regulated financial institutions and affiliated users throughout the United States. The Gramercy Realty portfolio of bank branches and office buildings is leased to large banks such as Bank of America, Wells Fargo, Regions Financial and Citizens Financial and to mid-sized and community banks. In addition, the Gramercy Finance division of the Company holds certain interests in commercial properties that were acquired prior to the Company’s merger with American Financial and which the Company continues to operate outside the Gramercy Realty portfolio.

Summarized in the table below are our key property portfolio statistics as of March 31, 2010:

	Number of Properties		Rentable Square Feet		Occupancy
Portfolio(1)	March 31, 2010	December 31, 2009	March 31, 2010	December 31, 2009	March 31, 2010	December 31, 2009
Branches	579	583	3,712,087	3,726,399	84.9%	85.5%
Office Buildings(2)	325	324	21,843,531	21,847,249	85.3%	85.9%
Land	3	6	—	—	—	—
Total	907	913	25,555,618	25,573,648	85.3%	85.9%

(1)	Excludes investments in unconsolidated joint ventures.
(2)	As of March 31, 2010, includes the assumption of a leasehold interest in a building previously sold.

Gramercy Realty’s investment strategy is to acquire, operate and selectively dispose of commercial properties primarily leased to investment-grade financial services companies for the purpose of generating stable earnings, substantial depreciation expense to shield us from taxes and distribution requirements and other earnings and the potential for long-term capital appreciation in the value of the underlying real estate.

Important elements of Gramercy Realty’s strategy are: (i) property acquisitions — acquiring properties from, or that are already leased to, financial institutions and other credit tenants with suitable financial strength and defensible business models, in geographic markets that it believes will exhibit, in the intermediate and long term, attractive real estate fundamentals, or which are vacant or have low occupancy and may provide opportunities for capital appreciation; (ii) portfolio dispositions — opportunistic sales of non-strategic assets that are leased to tenants that are not considered to be central to customer relationships and underperforming assets with low customer occupancy; (iii) renewal of expiring leases and leasing existing vacancy; and (iv) effective asset and property management.

Gramercy Realty continuously evaluates its properties to identify which are most suitable to meet its long-term objectives. Properties which do not meet its long-term earnings growth objectives are generally considered for disposition.

Gramercy Realty seeks to capitalize on its knowledge of the market for bank branches and office properties occupied by financial institutions by applying a proactive approach to leasing, which includes: (i) identifying the most attractive and efficient use of vacant or low occupancy properties; (ii) renegotiating short-term leases to achieve longer lease terms at market rates; (iii) using market research; and (iv) utilizing a broad network of third-party brokers. Gramercy Realty has in the past provided customers who lease multiple properties with specialized lease structures such as substitution and relocation rights and in some cases shorter lease terms in selected properties within a portfolio.

Gramercy Realty seeks to capitalize on its knowledge of its portfolio and the needs of its multi-property tenants by applying a customer-focused, hands-on approach to asset and property management, which includes: (i) focusing on tenant satisfaction by providing quality tenant services at affordable rental rates; (ii) hiring and closely overseeing third-party property managers; and (iii) imposing strict return-on-investment procedures when evaluating capital expenditures, acquisitions, and dispositions.

Due to the nature of the business of Gramercy Realty’s tenant base, which places a high premium on serving its customers from a well-established distribution market, Gramercy Realty typically enters into long-term leases with financial institution tenants. A significant portion of revenue from the property investment business is derived from tenants with investment grade ratings. As of March 31, 2010, 69.1% of the minimum rental payments required to be paid during the subsequent 12 months under all tenant leases in the portfolio, or Contractual Rent, was derived from entities with or whose parent entities have current credit ratings of “A” or better. The top ten tenants by percentage of Contractual Rent are as follows:

Tenants/Financial Institutions	Credit Rating(1)	Number of Locations	Leased Sq. Ft.	Percentage of Total Rentable Sq. Ft.	Percentage of Contractual Rent
1 Bank of America, N.A.	Aa3	366	11,181,758	43.8%	43.5%
2 Wells Fargo Bank, N.A.(2)	Aa2	131	4,515,076	17.7%	13.6%
3 Regions Financial Corporation(3)	Baa3	71	653,604	2.6%	2.8%
4 Citizens Financial Group(4)	A1	9	267,585	1.0%	2.7%
5 General Services Administration (GSA)	Aaa	6	252,102	1.0%	2.2%
6 Zurich Financial Services Group (as assignee of American International Group, Inc.)(5)	NR	1	263,058	1.0%	2.1%
7 Branch Banking & Trust Co. (BB&T)	Aa2	22	391,936	1.5%	1.7%
8 KeyBank National Association	A2	31	144,218	0.6%	1.4%
9 Citco Fund Services (USA), Inc.	NR	1	104,343	0.4%	1.1%
10 Fifth Third Bancorp(6)	Baa1	16	60,791	0.2%	0.9%
Total		654	17,834,471	69.8%	72.0%

(1)	All ratings from Moody’s.
(2)	Successor by merger with Wachovia Bank, National Association.
(3)	Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial, including Regions Bank and AmSouth Bank.
(4)	Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial, including RBS Citizens, N.A. and Citizens Bank of Pennsylvania. Citizens Financial is a wholly owned subsidiary of Royal Bank of Scotland Group PLC.
(5)	Individual lease agreement with unrated American International Insurance Company affiliate.
(6)	Individual lease agreements with tenants that are unrated subsidiaries of Fifth Third Bank, National Association.

Gramercy Realty’s portfolio includes a group of 13 office buildings and two parking facilities containing approximately 3.8 million square feet, of which approximately 2.4 million square feet is leased to Bank of America, which collectively are referred to as the Dana Portfolio. Under the terms of the Dana Portfolio lease, which was originally entered into by Bank of America, as tenant, and Dana Commercial Credit Corporation, as landlord, as part of a larger bond-net lease transaction, Bank of America was required to make annual base rental payments of approximately $40.4 million through January 2010, approximately $3.0 million in January 2011, and no annual base rental payments thereafter through lease expiration in June 2022. In December 2009, Gramercy Realty received the full 2010 rental payment from Bank of America of approximately $40.4 million from the Dana Portfolio. We have also received termination notices from Bank of America covering approximately 252,000 square feet of currently leased space in other portfolios, which terminations will become effective at various times prior to December 31, 2010. Additionally, under the terms of the lease agreement with Regions Financial, rent for approximately 570,000 square feet will step down by approximately $5.1 million annually, beginning in July 2010. As a result of these and other factors, beginning in 2010, Gramercy Realty’s operating cash flow will be significantly lower, and is expected to turn negative.

Commercial Real Estate Finance

Our commercial real estate finance business operates under the name Gramercy Finance. We invest in a diversified portfolio of real estate loans, including whole loans, subordinate interests in whole loans, mezzanine loans, CMBS and preferred equity involving commercial properties throughout the United States. When evaluating transactions, we assess our risk-adjusted return and target transactions with yields that seek to provide excess returns for the risks being taken. Due to current market conditions, we are engaged in a relatively small amount of new investment activity. We have focused most of our attention on the asset management of our portfolio of debt and CMBS investments.

We generate income principally from the spread between the yields on our assets and the cost of our borrowing and hedging activities. We have historically financed, or may finance in the future, assets through a variety of techniques, including repurchase agreements, secured and unsecured credit facilities, CDOs, unsecured junior subordinated corporate debt, issuances of CMBS, and other structured financings. In addition, we attempt to match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating rate assets are financed with floating rate debt), through the use of hedges such as interest rate swaps, caps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our cash flow and earnings. We actively manage our positions, using our credit, structuring and asset management resources to enhance returns.

We attempt to actively manage and maintain the credit quality of our portfolio by using our management team’s expertise in structuring and repositioning investments to improve the quality and yield on managed investments. When investing in higher leverage transactions, we use guidelines and standards developed and employed by senior management, including the underwriting of collateral performance and valuation, reviewing the creditworthiness of the equity investors, securing additional forms of collateral and developing strategies to effect repayment. If defaults occur, we employ our asset management resources to mitigate the severity of any losses and seek to optimize the recovery from assets in the event that we foreclose upon them.

We seek to control the negotiation and structure of the debt transactions in which we invest, which enhances our ability to mitigate our losses, to negotiate loan documents that afford us appropriate rights and control over our collateral, and to have the right to control the debt that is senior to our position. We generally avoid investments where we cannot secure adequate control rights, unless we believe the default risk is very low and the transaction involves high-quality sponsors. Our flexibility to invest in all or any part of a debt capital structure enables us to participate in many transactions and to retain only the investments that meet our investment parameters.

Our commercial real estate finance investments include the following:

Whole Loans — We have originated fixed-rate, permanent whole loans with terms of up to 15 years. We may separate certain of these loans into tranches, which can be securitized and resold. When we do so, we may occasionally retain that component of the whole loan that we believe has the most advantageous risk-adjusted returns. The retained interest can be the senior interest, a subordinate interest, a mezzanine loan or a preferred equity interest created in connection with such whole loan origination. At origination, our whole loans typically had last-dollar loan-to-value ratios between 65% and 75%. The initial stated maturity of our whole loan investments range from five years to 15 years. We may sell these investments prior to maturity.

Subordinate Interests in Whole Loans — We have purchased from third parties, and may retain from whole loans we originate and co-originate and securitize or sell, subordinate interests in whole loans. Subordinate interests are participation interests in mortgage notes or loans secured by a lien subordinated to a senior interest in the same loan. The subordination is generally evidenced by a co-lender or participation agreement between the holders of the related senior interest and the subordinate interest. In some instances, the subordinate interest lender may additionally require a security interest in the stock or partnership interests of the borrower as part of the transaction. When we originate whole loans, we may divide them, and securitize or sell the senior interest and keep a subordinate interest for investment, or the opposite.

At origination, our subordinate interests in whole loans typically had last-dollar loan-to-value ratios between 65% and 85%. Subordinate interest lenders have the same obligations, collateral and borrower as the senior interest lender, but typically are subordinated in recovery upon a default. Subordinate interests in whole loans share certain credit characteristics with second mortgages, in that both are subject to greater credit risk with respect to the underlying mortgage collateral than the corresponding senior interest.

Subordinate interests created from bridge loans generally will have terms matching those of the whole loan of which they are a part, typically two to five years. Subordinate interests created from whole loans generally will have terms of five years to fifteen years. We expect to hold subordinate interests in whole loans to their maturity.

Upon co-origination or acquisition of subordinate interests in whole loans from third parties, we may earn income on the investment, in addition to the interest payable on the subordinate piece, in the form of fees charged to the borrower under that note or by receiving principal payments in excess of the discounted price (below par value) we paid to acquire the note. When we create subordinate interests out of whole loans and then sell the senior interest, we allocate our basis in the whole loan among the two (or more) components to reflect the fair market value of the new instruments. We may realize a profit on sale if our allocated value is below the sale price or we may realize a loss on sale if our allocated value is above the sale price. Our ownership of a subordinate interest with controlling class rights, which typically means we have the ability to determine when, and in what manner, to exercise the rights and remedies afforded the holder of the senior interest, may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the subordinate interest, which may include foreclosure on, or modification of, the note. In some cases, usually restricted to situations where the appraised value of the collateral for the debt falls below agreed levels relative to the total outstanding debt, the owner of the senior interest may be able to foreclose or modify the note against our wishes as holder of the subordinate interest. As a result, our economic and business interests may diverge from the interests of the holders of the senior interest. These divergent interests among the holders of each investment may result in conflicts of interest.

Mezzanine Loans — We have originated mezzanine loans that are senior to the borrower’s equity in, and subordinate to a mortgage loan, on a property. These loans are secured by pledges of ownership interests, typically in whole but occasionally in part (but usually with effective sole control over all the ownership interests), in entities that directly or indirectly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees, or collateral unrelated to the property. We typically structure our mezzanine loans to receive a stated coupon (benchmarked usually against LIBOR, or occasionally against a Treasury index or a swap index). We may in certain select instances structure our mezzanine loans to receive a stated coupon plus a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property.

At origination, these investments typically have initial terms from two to ten years. Some transactions entail the issuance of more than one tranche or class of mezzanine debt. At origination, our mezzanine loans usually had last-dollar loan-to-value ratios of between 65% and 90%, depending on their vintage. Mezzanine loans frequently have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these investments to maturity.

Commercial Mortgage-Backed Securities (CMBS) — Through our Real Estate Securities Group, or RESG, we acquire, or have acquired, CMBS that are created when commercial loans are pooled and securitized. CMBS are secured by or evidenced by ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. We expect a majority of our CMBS to be rated by at least one rating agency. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.

The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors including but not limited to:

•	the principal amount of loans relative to the value of the related properties;
•	the mortgage loan terms (e.g. amortization and remaining term);
•	market assessment and geographic location;
•	construction quality and economic utility of the property; and
•	the creditworthiness of the tenants.

Expected maturities of our CMBS investments range from several months to up to 15 years. We expect to hold our CMBS investments to maturity.

Preferred Equity — We have originated preferred equity investments in entities that directly or indirectly own commercial real estate. Preferred equity is not secured, but holders have priority relative to common equity holders on cash flow distributions and proceeds from capital events. In addition, preferred holders can often enhance their position and protect their equity position with covenants that limit the entity’s activities and grant us the exclusive right to control the property after an event of default. Occasionally, the first mortgage on a property prohibits additional liens and a preferred equity structure provides an attractive financing alternative. With preferred equity investments, we may become a special limited partner or member in the ownership entity and may be entitled to take certain actions, or cause liquidation, upon a default. Preferred equity typically is more highly leveraged, with last-dollar loan-to-value ratios at origination of 85% to more than 90%. We expect our preferred equity to have mandatory redemption dates (that is, maturity dates) that range from three years to five years, and we expect to hold these investments to maturity.

The aggregate carrying values, allocated by product type and weighted average coupons of our loans, and other lending investments and CMBS investments as of March 31, 2010 and December 31, 2009, were as follows (dollars in thousands):

	Carrying Value(1)		Allocation by Investment Type		Fixed Rate Average Yield		Floating Rate Average Spread over LIBOR(2)
	March 31, 2010	December 31, 2009	March 31, 2010	December 31, 2009	March 31, 2010	December 31, 2009	March 31, 2010	December 31, 2009
Whole loans, floating rate	$721,406	$830,617	58.4%	60.2%	—	—	358 bps	454 bps
Whole loans, fixed rate	122,756	122,846	9.9%	8.9%	6.56%	6.89%	—	—
Subordinate interests in whole loans, floating rate	76,035	76,331	6.2%	5.5%	—	—	293 bps	246 bps
Subordinate interests in whole loans, fixed rate	41,519	44,988	3.4%	3.2%	6.12%	7.46%	—	—
Mezzanine loans, floating rate	154,374	190,668	12.5%	13.7%	—	—	540 bps	577 bps
Mezzanine loans, fixed rate	86,539	85,898	7.0%	6.2%	10.69%	8.08%	—	—
Preferred equity, floating rate	28,259	28,228	2.3%	2.0%	—	—	326 bps	1,064 bps
Preferred equity, fixed rate	4,261	4,256	0.3%	0.3%	7.21%	7.23%	—	—
Subtotal/Weighted average	1,235,149	1,383,832	100.0%	100.0%	7.90%	7.39%	381 bps	476 bps
CMBS, floating rate	56,392	67,876	5.7%	6.9%	—	—	243 bps	254 bps
CMBS, fixed rate	936,507	916,833	94.3%	93.1%	8.02%	7.84%	—	—
Subtotal/Weighted average	922,899	984,709	100.0%	100.0%	8.02%	7.84%	243 bps	254 bps
Total	$2,228,048	$2,368,541	100.0%	100.0%	7.99%	7.74%	373 bps	463 bps

(1)	Loans and other lending investments and CMBS investments are presented net of unamortized fees, discounts, unfunded commitments, reserves for loan losses and other adjustments.
(2)	Spreads over an index other than 30 day-LIBOR have been adjusted to a LIBOR based equivalent. In some cases, LIBOR is floored, giving rise to higher current effective spreads.

The weighted average last dollar loan to value of our loans and other lending investments at the date of origination and the percentage of non-performing loans and sub-performing loans were as follows (dollars in thousands):

	Number of Investments	Unpaid Principal Balance	Carrying Value	Weighted Average Last Dollar Loan to Value(1)	Non- performing	Sub- performing
Whole loans	30	$1,018,132	$844,162	78.0%	—	39.4%
Subordinate interests in whole loans	9	177,289	117,554	75.8%	—	—
Mezzanine loans	13	416,344	240,913	80.4%	—	—
Preferred equity	2	60,700	32,520	81.1%	—	—
Total	54	$1,672,465	$1,235,149	79.7%	—	7.7%

(1)	Loan to Value is based upon appraised value at the date of origination. Interest only strips have no appraised value for calculation.

All of our term CDO liabilities are in their reinvestment periods, which means when the underlying assets repay we are able to reinvest the proceeds in new assets without having to repay the liabilities. Because credit spreads are generally wider than when we issued these liabilities, we currently expect to earn a higher return on equity on capital redeployed in this market. Approximately $364.5 million, or 29.5%, of our loans have maturity dates in 2010. However, many of these loans contain extension options of at least six months (many subject to performance criteria) and we expect that substantially all loans that qualify will be extended, so it is difficult to estimate how much capital from initial maturities or early pre-payments may be recycled into higher earning investments.

The period during which we are permitted to reinvest principal payments on the underlying assets into qualifying replacement collateral for our 2005 CDOs will expire in July 2010 and will expire for our 2006 and 2007 CDOs in July 2011 and August 2012, respectively. In the past, our ability to reinvest has been instrumental in maintaining compliance with the overcollateralization and interest coverage tests for our CDOs. Following the conclusion of the reinvestment period in each of our CDOs, our ability to maintain compliance with such tests for that CDO will be negatively impacted.

As of March 31, 2010, Gramercy Finance also held interests in two credit tenant net lease investments, or CTL investments, two interests in joint ventures holding fee positions on properties subject to long-term ground leases, seven interests in real estate acquired through foreclosures, including a joint venture, and a 100% fee interest in a property subject to a long-term ground lease.

Financing Strategy

Our financing strategy historically had focused on the use of match-funded financing structures. This means that we sought whenever possible to match the maturities of our financial obligations with the maturities of our debt and CMBS investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on our cash flow and earnings. In addition, subject to maintaining our qualification as a REIT, we sought whenever possible to match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating rate assets are financed with floating rate debt), through the use of hedges such as interest rate swaps, caps, or through a combination of these strategies. This allowed us to reduce the impact on our cash flow and earnings of changing interest rates. We used short-term financing in the form of our repurchase agreements, unsecured revolving credit facilities and bridge financings in conjunction with or prior to the implementation of longer-term match-funded financing.

Gramercy Realty properties subject to lengthy remaining lease terms are typically financed with long-term, fixed rate mortgage loans issued by life insurance companies or other institutional lenders. For funding in our Gramercy Finance business, we have historically utilized securitization structures, including CDOs, as well as other match-funded financing structures. Our CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as CMBS, bridge loans, permanent loans, subordinate interests in whole loans, mezzanine loans and REIT debt. In our CDOs, the assets are owned via sale, assignment or participation by the issuer and co-issuer and subject to trustee oversight for the benefit of the holders of the bonds. The bonds were rated by one or more rating agencies. One or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing. CDOs were a suitable long-term financing vehicle for our investments because they enabled us to maintain our strategy of funding substantially all of our assets and related liabilities using the same, or similar, LIBOR benchmark, lock-in a long-term cost of funds tied to LIBOR, and reduced the risk that we have to refinance our liabilities prior to the maturities of our investments.

Each CDO may be replenished, pursuant to limitations imposed by the indenture (including compliance with certain financial covenants) and rating agency guidelines, with substitute collateral for loans that are repaid during the first five years of the CDO. Thereafter, the CDO securities will be retired in sequential order from senior-most to junior-most as loans are repaid. The financial statements of the issuers are consolidated in our financial statements. The originally rated investment grade notes in our CDOs are treated as a secured financing, and are non-recourse to us. Proceeds from the sale of the originally rated investment grade notes issued in each CDO were used to repay outstanding debt under our repurchase agreements and to fund additional investments.

Our charter and bylaws do not limit the amount of indebtedness we can incur. Our board of directors has discretion to deviate from or change our indebtedness policy at any time. However, we seek to maintain an adequate capital base to protect against various business environments in which our financing and hedging costs might exceed the interest income from our investments. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on our investment lags behind interest rate increases on our borrowings, which are predominantly variable rate. We use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

We have historically relied on the securitization markets as a source of efficient match-funded financing structures for our portfolio of commercial real estate loans and CMBS investment portfolio. The current state of the global capital markets makes it unlikely that in the near term we will be able to issue liabilities similar to our existing CDOs. This capital markets environment has led to increased cost of funds and reduced availability of efficient debt capital, factors which have caused us to reduce our investment activity. We have also seen a significant decline in our common stock price, which has limited our access to additional equity capital. In this environment, we have sought to raise capital through other means, such as asset sales and aggressive management of our loan portfolio to encourage repayments.

Origination, Acquisition and Asset Management

Our origination, acquisition and disposition of investments are based on careful review and preparation, and generally proceeds as follows:

•	potential investments are analyzed for consistency with investment parameters adopted by our board of directors;
•	potential investment transactions considered are presented at a pipeline meeting attended by our senior executive officers; and
•	prior to consummation, potential investment opportunities must receive the required level of approvals from our senior management and, when applicable, board of directors approval as described more fully below.

Investment transactions of $3.0 million or less must be approved by one of our senior executive officers. The affirmative vote of all members of a credit committee, consisting of our most senior officers, is necessary to approve all transactions over $3 million. The investment committee of our board of directors must unanimously approve all transactions involving investments of (i) $50 million or more with respect to CMBS investments, (ii) $35 million or more with respect to whole loans, (iii) $30 million or more with respect to subordinate interests in whole loans, and (iv) $20 million or over with respect to mezzanine loans, preferred equity, CTL and real estate investments. The full board of directors must approve investments (i) over $75 million with respect to whole loans and CMBS investments, (ii) over $65 million with respect to subordinate interests in whole loans, (iii) over $55 million with respect to mezzanine loans, and (iv) over $50 million with respect to preferred equity, CTL and other real estate investments.

Origination

We utilize an extensive national network of relationships with property owners, developers, mortgage loan brokers, commercial and investment banks and institutional investors. We originate investments in our Gramercy Realty segment directly with financial institutions who are tenants/sellers of properties, and through financial intermediaries experienced in structuring corporate real property transactions. We originate debt investments in direct transactions with borrowers, we co-originate with or acquire existing loan assets from third parties, primarily financial institutions, and we may occasionally co-invest with institutional partners.

Acquisition

Once a potential investment has been identified, we perform comprehensive financial, structural, property, real estate market, operational and legal due diligence to assess the risks of the investment. We generally review the following criteria as part of the underwriting process, where applicable:

•	the historic, in-place and projected property revenues and expenses;
•	the potential for near-term revenue growth and opportunity for expense reduction and increased operating efficiencies;
•	accountants may be engaged to audit operating expense recovery income;
•	the property’s location and its attributes;
•	the valuation of the property based upon our financial projections and confirmed by an independent “as is” and/or “as stabilized” appraisal;
•	market assessment, including, review of tenant lease files, surveys of property sales and leasing comparables based on conversations with local property owners, leasing brokers, investment sales brokers and other local market participants, and an analysis of area economic and demographic trends, and a review of an acceptable mortgagee’s title policy;
•	market rents, leasing projections for major vacant spaces and near-term vacancies, frequently prepared by commercial leasing brokers with local knowledge, or by members of our leasing and asset management group, and confirmed by discussion with other owners of competitive commercial properties in the same sub-market;
•	the terms and form of the leases at a property;
•	structural and environmental review of the property, including review of engineering and environmental reports and a site inspection, to determine future maintenance and capital expenditure requirements;
•	the requirements for any reserves, including those for immediate repairs or rehabilitation, replacement reserves, tenant improvement and leasing commission costs, real estate taxes and property, casualty and liability insurance;
•	the “Net Cash Flow” for a property, which is a set of calculations and adjustments prepared process to assist in evaluating a property’s cash flows. The Net Cash Flow is generally the estimated stabilized annual revenue derived from the use and operation of the property (consisting primarily of rental income and reimbursement of expenses where applicable) after an allowance for vacancies, concessions and credit losses, less estimated stabilized annual expenses;
•	for financing transactions, credit quality of the borrower and sponsors through background checks and review of financial strength and real estate operating experience; and
•	for real estate investments, the credit quality and financial conditions of the financial institution that occupies all, or substantially all, of the property(ies) considered for acquisition.

For commercial property transactions at Gramercy Realty, key factors that are considered in investment decisions include, but are not limited to, the proposed acquisition price, availability of financing, and indicated return on invested capital, the financial condition of the tenant, the importance of the property to the tenant’s business (which is often determined by the business groups that occupy the property), the design and functionality of the property, the property’s physical condition, local real estate market conditions, zoning, and the structure of the proposed or existing lease for the property.

For debt investments at Gramercy Finance, key factors that are considered in credit decisions include, but are not limited to, debt service coverage, loan-to-value ratios and property and financial operating performance. Consideration is also given to other factors such as the experience, financial strength, reputation, and investment track record of the borrower and individual sponsors, additional forms of collateral and identified likely strategies to effect repayment. Once diligence is completed, we determine the level in the capital structure at which an investment will be made, the pricing for such an investment, and the required legal and structural protections.

Asset Management

Our leasing and asset management group with Gramercy Realty is organized by geographic region, and provides for our owned properties: tenant relationship management, leasing, operations, property management, lease administration, property accounting, and construction management. Regional heads are primarily accountable for the profitability and investment performance of their portfolios, and have control over income statements and capital expenditures subject to oversight and approval of senior management. Our approach is intended to provide greater control over operations, capital expenditures, and return on investment.

Our loan servicing and asset management group within Gramercy Finance monitors our debt investments to identify any potential underperformance of the asset and work to remedy the situation in an expeditious manner in order to mitigate any effects of underperformance. The asset manager is responsible for understanding our business plan with respect to each investment and the borrower’s business plan with respect to each property underlying our debt investment and monitoring performance measured against that plan. We believe that asset management is a vital component of our business because it enables us to be responsive, timely, anticipate changes to financing requirements, and generally develop a strong relationship that can lead to repeat business.

Operating Policies

Investment and Borrowing Guidelines

We operate pursuant to the following general guidelines for our investments and borrowings:

•	no investments are made that we believe would cause us to fail to qualify as a REIT;
•	no investments are made that we believe would cause us to be regulated as an investment company under the Investment Company Act;
•	substantially all assets and investments are financed in whole or in part through mortgages, securitization, syndication and secured borrowings, and assets intended for inclusion in traditional securitization transactions will be hedged, where possible, against movements in the applicable swap yield through customary techniques;
•	We engage an outside advisory firm to assist in executing and monitoring hedges, advising management on the appropriateness of such hedges, and establishing the appropriate tax and accounting treatment of our hedges; and
•	we will not co-invest with SL Green or any of its affiliates unless the terms of such transaction are approved by a majority of our independent directors.

These investment guidelines may be changed by our board of directors without the approval of our stockholders.

For debt investments, the affirmative vote of all members of a credit committee plus our chief executive officer is necessary to approve all transactions over $3 million.

Hedging Activities

Subject to maintaining qualification as a REIT, we use a variety of commonly used derivative instruments that are considered conventional, or “plain vanilla” derivatives, including interest rate swaps, caps, collars and floors, in our risk management strategy to limit the effects of changes in interest rates on our operations. Each of our CDOs maintain a minimum amount of allowable unhedged interest rate risk. The CDO that closed in 2005 permits a minimum amount of unhedged interest rate risk of 20% of the net outstanding principal balance and both the CDO that closed in 2006 and the CDO that closed in 2007 permit a minimum amount of unhedged interest rate risk of 5% of the net outstanding principal balance. Our primary hedging strategy consists of entering into interest rate swap contracts. The value of our derivatives may fluctuate over time in response to changing market conditions, and will tend to change inversely with the value of the risk in our liabilities that we intend to hedge. Hedges are sometimes ineffective because the correlation between changes in value of the underlying investment and the derivative instrument is less than was expected when the hedging transaction was undertaken. We continuously monitor the effectiveness of our hedging strategies and we have retained the services of an outside financial services firm with expertise in the use of derivative instruments to advise us on our overall hedging strategy, to effect hedging trades, and to provide the appropriate designation and accounting of all hedging activities from a GAAP and tax accounting and reporting perspective.

These instruments are used to hedge as much of the interest rate risk as we determine is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualifications as a REIT. To the extent that we enter into a hedging contract to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract is not considered income for purposes of the REIT 95% gross income test and is either non-qualifying for the 75% gross income test (hedges entered into prior to August 1, 2008), or is not considered income for purposes of the 75% gross income test (hedges entered into after July 31, 2008). This change in character for the 75% gross income test was included in the Housing and Economic Recovery Act of 2008. We can elect to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

Disposition Policies

We evaluate our assets on a regular basis to determine if they continue to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell our investments opportunistically and use the proceeds of any such sale for debt reduction, additional acquisitions or working capital purposes.

Equity Capital Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate.

We may, under certain circumstances, repurchase our common stock in private transactions with our stockholders if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT, for so long as our board of directors concludes that we should remain a qualified REIT.

Other Policies

We operate in a manner that we believe will not subject us to regulation under the Investment Company Act. We may invest in the securities of other issuers for the purpose of exercising control over such issuers. We do not underwrite the securities of other issuers.

Future Revisions in Policies and Strategies

Our board of directors has the power to modify or waive our investment guidelines, policies and strategies. Among other factors, developments in the market that either affect the policies and strategies mentioned herein or that change our assessment of the market may cause our board of directors to revise our investment guidelines, policies and strategies. Without the approval of two-thirds of the votes entitled to be cast by our stockholders, we may not, however, amend our charter to change the requirement that a majority of our board of directors consist of independent directors or the requirement that a majority of our independent directors approve related party transactions.

Competition

In our investment activities, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, hedge funds, institutional investors, investment banking firms, private equity firms, other lenders, governmental bodies and other entities, which may have greater financial resources and lower costs of capital available to them than we have. We also compete with numerous commercial properties for tenants. Some of the properties we compete with may be newer or have more desirable locations or the competing properties’ owners may be willing to accept lower rents than are acceptable to us. In addition, the competitive environment for leasing is affected considerably by a number of factors including, among other things, changes in economic factors and supply and demand of space. These factors may make it difficult for us to lease existing vacant space and space associated with future lease expirations at rental rates that are sufficient to meeting our capital needs.

To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal standards when evaluating potential investments than we are, our origination volume and profit margins for our investment portfolio could be adversely affected. Our competitors may also be willing to accept lower returns on their investments and may succeed in originating or acquiring assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is considerable competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter further increased competition in the future that could limit our ability to conduct our business effectively.

Compliance With The Americans With Disabilities Act Of 1990

Properties that we acquire, and the properties underlying our investments, are required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations of our properties, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

Industry Segments

Prior to the acquisition of American Financial, we were a REIT focused primarily on originating and acquiring loans and securities related to real estate, and operated in only one segment under U.S. generally accepted accounting principles, or GAAP. As a result of the acquisition of American Financial, as of December 31, 2008, we have determined that we operate two reportable operating segments: Finance and Real Estate. The reportable segments were determined based on the management approach, which looks to our internal organizational structure. These two lines of business require different support infrastructures.

The Real Estate segment includes all of our activities related to the ownership and leasing of commercial real estate and credit net lease properties. In connection with the significant increase in the size and scope of our real estate portfolio resulting from the American Financial acquisition, we developed an integrated asset management platform within Gramercy Realty to consolidate responsibility for, and control over, leasing, lease administration, property management, operations, construction management, tenant relationship management and property accounting.

The Finance segment includes all of our activities related to senior and mezzanine real estate debt and senior and mezzanine capital investment activities and the financing thereof, including our CMBS investments. These include a dedicated management team within Gramercy Finance for real estate lending, origination, acquisition, sales and syndications and primary and special servicing.

Employees

As of March 31, 2010, we had approximately 130 employees. Our employees are not represented by a collective bargaining agreement.

Corporate Governance and Internet Address; Where Readers Can Find Additional Information

We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our board of directors consists of a majority of independent directors; the Audit, Nominating and Corporate Governance, and Compensation Committees of our board of directors are composed exclusively of independent directors. We have adopted corporate governance guidelines and a code of business conduct and ethics.

We file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the SEC. Readers may read and copy any document that we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Our internet site is http://www.gkk.com. We make available free of charge through our internet site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website in the ``Investor Relations-Corporate Governance'' section are charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics governing our directors, officers and employees. Information on, or accessible through, our website is not a part of, and is not incorporated into, this Registration Statement.

Investment Company Act Exemption

We have conducted our operations and intend to continue to conduct our operations so as not to become regulated as an investment company under the Investment Company Act. We believe that there are a number of exclusions or exemptions under the Investment Company Act that may be applicable to us. We will either be excluded from the definition of investment company under Section 3(a)(1)(C) of the Investment Company Act, by owning or proposing to acquire investment securities having a value not exceeding 40% of the value of the our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, or by qualifying for the exclusions from registration provided by Sections 3(c)(5)(C) and/or 3(c)(6) of the Investment Company Act. We will monitor our portfolio periodically and prior to each acquisition to confirm that we continue to qualify for the relevant exclusion or exemption.

Qualifying for the Section 3(c)(5)(C) exemption requires that at least 55% of our portfolio be comprised of “qualifying assets,” and a total of at least 80% of our portfolio be comprised of “qualifying assets” and “real estate-related assets,” a category that includes qualifying assets. We generally expect whole loans, real property investments, and Tier 1 mezzanine loans to be qualifying assets. A substantial portion of the commercial properties owned in our Gramercy Realty segment are considered to be “real estate-related assets”. The treatment of distressed debt securities as qualifying assets is based on the characteristics of the particular type of loan, including its foreclosure rights. Junior (first loss) interests in MBS pools may constitute qualifying assets under Section 3(c)(5)(C), provided that we have the unilateral right to foreclose, directly or indirectly, on the mortgages in the pool and that we may act as the controlling class or directing holder of the pool. Tier 1 mezzanine loans are loans granted to a mezzanine borrower that directly owns interests in the entity that owns the property being financed. Subordinate interests in whole loans may constitute qualifying assets under Section 3(c)(5)(C), provided that we have, among other things, approval rights in connection with any material decisions pertaining to the administration and servicing of the relevant mortgage loan and, in the event that the mortgage loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the loan, including ultimate control of the foreclosure process We generally do not treat preferred equity investments as qualifying assets. In relying on the exemption provided by Section 3(c)(5)(C), we also make investments so that at least 80% of our portfolio is comprised of qualifying assets and real estate-related assets, we expect that all of these classes of investments will be considered real estate-related assets under the Investment Company Act for purposes of the 80% investment threshold.

Qualification for the Section 3(a)(1)(C), Section 3(c)(5)(C) and/or Section 3(c)(6) exclusions or exemptions may limit our ability to make certain investments. To the extent that the staff of the SEC provides more specific guidance regarding the treatment of assets as qualifying assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the staff of the SEC could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Environmental Matters

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability. We are not currently aware of any environmental issues which could materially affect us.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in the building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release into the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the result of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

While we purchase many of our properties on an “as is” basis, our purchase contracts for such properties contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property. However, we do acquire properties which may have asbestos abatement requirements, for which we set aside appropriate reserves.

We believe that our portfolio is in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.

Insurance

We carry commercial liability and all risk property insurance, including flood, where required, earthquake, wind and terrorism coverage, on substantially all of the properties that we own. For certain bond net leased properties, however, we rely on our tenant’s insurance and do not maintain separate coverage. We continue to monitor the state of the insurance market and the scope and costs of specialty coverage, including flood, earthquake, wind and terrorism. However, we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. We believe that the insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice.

Our debt instruments, consisting primarily of mortgage loans secured by our properties (which are generally non-recourse to us), senior and junior mezzanine loans, senior unsecured notes and revolving credit agreements, contain customary covenants requiring us to maintain insurance. Although we believe that we have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain it could adversely affect our ability to finance and/or refinance our properties and expand our portfolio.

Market for Our Common Stock

Our common stock began trading on the New York Stock Exchange, or the NYSE, on August 2, 2004 under the symbol “GKK.” On May 17, 2010, the reported closing sale price per share of common stock on the NYSE was $2.16 and there were approximately 232 holders of record of our common stock. The table below sets forth the quarterly high and low closing sales prices of our common stock on the NYSE for the quarterly periods indicated and the distributions paid by us with respect to those periods.

	2009			2008			2007
Quarter Ended	High	Low	Dividends	High	Low	Dividends	High	Low	Dividends
March 31	$1.68	$0.43	$—	$24.00	$15.54	$0.63	$37.68	$28.69	$0.56
June 30	$3.20	$0.98	$—	$22.36	$11.59	$0.63	$34.04	$27.54	$0.63
September 30	$2.97	$1.23	$—	$11.89	$2.48	$—	$28.77	$21.18	$0.63
December 31	$3.34	$2.15	$—	$2.66	$0.70	$—	$28.51	$21.10	$2.63

The high and low closing sale price of our common stock on the NYSE for the quarter ended March 31, 2010 was $4.33 and $2.50, respectively.

If dividends are declared in a quarter, those dividends will be paid during the subsequent quarter. Beginning with the third quarter of 2008, our board of directors elected to not pay a dividend on our common stock. Additionally, our board of directors elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008. The unpaid preferred stock dividend has been accrued. As a result, we have accrued dividends for six quarters which, pursuant to the terms of our charter, permits the Series A preferred stockholders to elect an additional director to our board of directors. We may, or upon request of the holders of the Series A preferred stock representing 20% or more of the liquidation value of the Series A preferred stock, shall call a special meeting of our stockholders to elect such additional director in accordance with the provisions of our bylaws and other procedures established by our board of directors relating to election of directors.

We expect that we will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy our REIT requirements arise. We may elect to pay dividends on our common stock in cash or a combination of cash and shares of common stock as permitted under U.S. federal income tax laws governing REIT distribution requirements. However, in accordance with the provisions of our charter, we may not pay any dividends on our common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full. We expect to continue our policy of generally distributing 100% of our taxable income through dividends, although there is no assurance as to future dividends because they depend on future earnings, capital requirements and financial condition.

The following table summarizes information, as of March 31, 2010, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	1,468,633	$16.37	$1,132,970
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,468,633	$16.37	$1,132,970

(1)	Includes information related to our Amended and Restated 2004 Equity Incentive Plan.

Legal Proceedings

The section “Legal Proceedings” contained in our Annual Report on Form 10-K for the year ended December 31, 2009 is incorporated herein by reference.

Our Properties

As of March 31, 2010, Gramercy Finance held interests in two credit tenant net lease investments, or CTL investments, two interests in joint ventures holding fee positions on properties subject to long-term ground leases, seven interests in real estate acquired through foreclosures, including a joint venture, and a 100% fee interest in a property subject to a long-term ground lease.

As of March 31, 2010, Gramercy Realty’s portfolio consisted of a total of 961 properties, including 633 bank branches, 325 office buildings and three land parcels, of which 54 bank branches were partially owned through an unconsolidated joint venture. Gramercy Realty’s consolidated properties aggregated approximately 25.6 million rentable square feet and its unconsolidated properties aggregated approximately 0.3 million rentable square feet. As of March 31, 2010, the occupancy of Gramercy Realty’s consolidated properties was 85.3% and the occupancy for unconsolidated properties was 100%.

The weighted average remaining term of the leases in Gramercy Realty’s consolidated portfolio was 9.2 years. Approximately 79.2% of its base revenue was derived from net leases with financial institution tenants. The two largest tenants are Bank of America and Wells Fargo and as of March 31, 2010, they represented approximately 40.4% and 15.4%, respectively, of the rental income of the consolidated portfolio and occupied approximately 43.8% and 17.7%, respectively, of Gramercy Realty’s total consolidated rentable square feet.

The following table presents the Gramercy Realty consolidated portfolio as of March 31, 2010:

Gramercy Realty Consolidated Portfolio as of March 31, 2010

Properties(1)	Number of Properties	Rentable Sq. Ft.	Percentage Leased	Percentage of Contractual Rent
Branches	579	3,712,087	84.9%	21.9%
Office Builidngs	325	21,843,531	85.3%	78.1%
Land	3	—	—	—%
	907	25,555,618	85.3%	100.0%

(1)	Excludes investments in unconsolidated joint ventures.

	Weigted Average Remaining Lease Term(2)	Percentage of Contractual Rent from Financial Institutions	Percentage of Contractual Rent from “A” Rated Tenants	Percentage of Contractual Rent from Net Leases
Total Properties(1)	9.2 years	79.2%	69.1%	74.4%

(1)	Citizens JV (54 properties totaling approximately 251,000 square feet) is not included in the consolidated properties.
(2)	Weighted based on Contractual Rent.

Gramercy Realty owns properties in 36 states and Washington, D.C. Set forth below are the top ten states based on percent of consolidated portfolio net operating income:

States	Number of Properties(1)	Rentable Sq. Ft.	Percentage of Portfolio Rentable Sq. Ft.	Occupancy	Percentage of Contractual Rent
1 North Carolina	178	4,268,370	16.7%	96.2%	17.0%
2 Florida	142	3,115,156	12.2%	88.2%	13.5%
3 Virginia	45	2,743,133	10.7%	81.6%	10.6%
4 Georgia	67	1,499,691	5.9%	89.8%	5.1%
5 Pennsylvania	46	1,470,529	5.8%	91.4%	7.2%
6 California	95	1,512,021	5.9%	92.2%	5.3%
7 Maryland	7	1,041,138	4.1%	63.0%	4.6%
8 Illinois	14	1,432,194	5.6%	77.5%	4.4%
9 Delaware	2	378,723	1.5%	100.0%	2.4%
10 South Carolina	23	586,058	2.3%	91.7%	2.2%
	619	18,047,013	70.7%	87.9%	72.3%

(1)	Land parcels are excluded from property totals.

Set forth below is information regarding lease expirations for Gramercy Realty consolidated properties as of March 31, 2010 (dollars in thousands):

Lease Expirations for Gramercy Realty Consolidated Portfolio as of March 31, 2010

Year of Lease Expiration(1)	Number of Expiring Leases	Total Square Feet under Expiring Leases	Percentage of Total Rentable Square Feet	Contractual Rent under Expiring Leases	Percentage of Contractual Rent
Monthly	73	281,995	1.10%	82	0.03%
2010	131	1,126,562	4.41%	6,711	2.70%
2011	149	747,428	2.92%	12,267	4.93%
2012	112	878,657	3.44%	16,139	6.49%
2013	77	430,369	1.68%	10,338	4.16%
2014	59	531,154	2.08%	10,421	4.19%
2015	74	1,179,872	4.62%	23,103	9.29%
2016	37	381,507	1.49%	6,673	2.68%
2017	36	405,891	1.59%	6,896	2.77%
2018	7	33,364	0.13%	1,010	0.41%
2019	160	3,144,396	12.30%	23,052	9.28%
2020 and thereafter	460	12,654,828	49.52%	131,942	53.07%
Total	1,375	21,796,023	85.28%	248,634	100.00%

(1)	Includes contractual termination rights, or shedding rights. Excludes leases for parking, signs and antennae.

Set forth below is general information as of March 31, 2010, relating to Gramercy Realty’s consolidated properties.

Portfolio / Property Description	Number of Properties	Rentable Square Ft.	Percentage Leased(1)	Percentage of Contractual Rent	Primary Tenant	Percentage Leased to Primary Tenant(1)
BBD1	119	5,712,269	88.2%	18.5%	Bank of America	82.0%
BBD2	149	4,543,177	83.8%	11.6%	Bank of America	70.2%
DANA	15	3,821,375	84.5%	18.5%	Bank of America	63.8%
PREFCO BoA	88	443,468	96.6%	2.3%	Bank of America	86.4%
Charlotte Office Bldg	1	565,694	96.6%	3.3%	Bank of America	66.0%
WBBD	68	4,395,689	86.5%	9.6%	Wells Fargo Bank	82.8%
PREFCO Wells Fargo	78	964,419	100.0%	5.0%	Wells Fargo Bank	86.4%
Jersey City Office Bldg	1	311,829	78.9%	3.0%	Citco Fund Services (USA), Inc.	33.5%
Regions	56	1,310,812	58.7%	2.3%	Regions Bank	45.0%
Philadelphia Office Bldg	1	365,624	99.7%	3.2%	General Services Administration (GSA)	46.7%
Providence Office Bldg	1	224,089	98.3%	3.0%	Citizens Financial Group	42.5%
Wilmington Office Bldg	1	263,058	100.0%	2.1%	Zurich Financial Services Group	100.0%
PREFCO Key	30	140,590	100.0%	1.3%	KeyBank	100.0%
Other Branches	276	1,335,304	78.3%	11.7%	Various
Other Offices	20	1,158,221	80.4%	4.4%	Various
Land	3	—	—	0.0%
Total Portfolio	907	25,555,618	85.3%	100.0%

(1)	Percentage based on rentable square feet. All square feet leased by tenant in respective portfolio or property is included, of which some leases might have different lease terms.

At March 31, 2010 and December 31, 2009, Gramercy Realty had no single property with a book value equal to or greater than 10% of its total assets. For the quarter ended March 31, 2010, we had no single property with gross revenues equal to or greater than 10% of its total revenues. Our two largest tenants are Bank of America and Wells Fargo and, as of March 31, 2010, they represented approximately 40.4% and 15.4%, respectively, of the rental income of our portfolio and occupied approximately 43.8% and 17.7%, respectively, of our total rentable square feet. No other Gramercy Realty tenant pays rent representing more than 5.0% of the rental income of its portfolio or occupies more than 5.0% of its total rentable area.

Bank of America, N.A.

Significant leases with Bank of America include the multi-property portfolio leases that are referred to as the BBD1, BBD2, Dana and PREFCO Portfolios, and a lease for a Charlotte, North Carolina, office property. In addition, Bank of America leases space in four other office properties and in seven branch properties.

As of March 31, 2010, the BBD1 Portfolio was comprised of 119 properties containing approximately 5.7 million square feet. Approximately 4.7 million square feet, or 81.8% of the BBD1 Portfolio, is leased to Bank of America for a term ending June 30, 2023. The base rent paid by Bank of America under the BBD1 Portfolio lease equals $8.74 per square foot, escalating to $8.87 per square foot in 2013 and $9.00 per square foot in 2018. In addition, Bank of America pays its proportionate share of property operating expenses, including capital items on an amortized basis. The BBD1 Portfolio lease currently permits Bank of America to reduce its leased premises by approximately 11,071 square feet, by an additional 105,017 square feet commencing January 1, 2012, and by an additional 105,016 square feet commencing January 1, 2017, all upon 60 days prior notice and without payment of a termination fee. Bank of America has the right to renew the

BBD1 Portfolio lease, in whole or in part, for up to six consecutive terms of five years each, ending not later than June 30, 2053. Bank of America Corporation has guaranteed the lessee’s obligations under the BBD1 Portfolio lease.

As of March 31, 2010, the BBD2 Portfolio was comprised of 149 properties containing approximately 4.5 million square feet. Approximately 3.2 million square feet, or 70.2% of the BBD2 Portfolio, is leased to Bank of America for a term ending September 30, 2019. The base rent paid by Bank of America under the BBD2 Portfolio lease equals $6.90 per square foot and escalating to $7.00 per square foot in 2014. In addition, Bank of America pays its proportionate share of property operating expenses, including capital items on an amortized basis. The BBD2 Portfolio lease currently permits Bank of America to reduce its leased premises by approximately 6,820 square feet, of which all 6,820 square feet have been noticed, and by an additional 139,375 square feet commencing April 1, 2013, all upon 60 days prior notice and without payment of a termination fee. In addition, Bank of America may reduce its leased premises by up to 129,682 square feet, of which 125,960 square feet have been noticed, upon 56 weeks prior notice and the payment of a termination fee. Bank of America has the right to renew the BBD2 Portfolio lease, in whole or in part, for up to 17 consecutive terms of five years each for all banking center properties and for up to seven consecutive terms of five years each for all other properties. Bank of America Corporation has guaranteed the lessee’s obligations under the BBD2 Portfolio lease.

As of March 31, 2010, the Dana Portfolio consists of 13 office buildings and two parking facilities containing approximately 3.8 million square feet of which approximately 2.4 million square feet, or 63.8% of the Dana Portfolio, is currently leased to Bank of America. Under the Dana Portfolio lease, which was originally entered into by Bank of America, as tenant, and Dana Commercial Credit Corporation, as landlord, as part of a larger bond-net lease transaction, Bank of America was required to make annual base rental payments of approximately $40.4 million through January 2010, approximately $3.0 million in January 2011 and no annual base rental payments thereafter through lease expiration in June 2022. From January 2012 until the expiration of the initial term of the Dana Portfolio lease, Bank of America is only required to pay operating expenses, including capital items as incurred, on the space that it occupies. As permitted by the Dana Portfolio lease, Bank of America elected to vacate and surrender in June 2009 approximately 958,000 square feet, of which, to date, all but approximately 142,000 square feet has been vacated and surrendered. This surrender did not reduce the annual base rent otherwise required to be paid to us by Bank of America. Under the Dana Portfolio lease, in June 2015, Bank of America may vacate and surrender additional leased premises constituting 16% of the original Dana Portfolio purchase price value. If Bank of America fails to vacate space as otherwise permitted under the lease, Bank of America is obligated to pay additional rent as provided in the Dana Portfolio lease for the space it does not vacate.

As of March 31, 2010, the PREFCO Portfolio is comprised of 88 branches containing approximately 443,468 square feet. Bank of America net leases 86.4% of the PREFCO Portfolio, of which 6.6% expires on March 31, 2012 and 79.8% expires on September 30, 2023. Bank of America is required to make annual base rental payments of approximately $0.4 million and $5.0 million, respectively, throughout the remaining term. In addition, Bank of America operates and maintains each of the properties it leases under the PREFCO Portfolio at Bank of America’s sole cost and expense. Bank of America has the right to renew the PREFCO Portfolio lease, in whole or in part, for up to 30 years in consecutive terms of not less than five years (but not more than 10 years), ending not later than September 30, 2053.

In Charlotte, North Carolina, Bank of America leases approximately 373,362 square feet or approximately 66.0% of the building area. Effective as of July 1, 2010, the square footage leased by Bank of America at this location will step down to 260,601 square feet or approximately 46.1% of the building area. The base rent paid by Bank of America at this location averages approximately $18.00 per square foot.

Wells Fargo Bank, N.A.

Significant leases with Wells Fargo include the multi-property portfolio leases that are referred to as the WBBD and PREFCO Wells Fargo Portfolios. In addition, Wells Fargo leases space in two other office properties and in three branch properties.

As of March 31, 2010, the WBBD Portfolio is comprised of 68 commercial office properties containing 4.4 million square feet. Approximately 3.6 million square feet, or 82.8% of the WBBD Portfolio, is leased to Wells Fargo for a term ending September 30, 2024. The base rent per square foot paid by Wells Fargo under the WBBD Portfolio lease equals $6.04 per square foot, escalating to $6.13 per square foot in 2014 and $6.22 per square foot in 2019. In addition, Wells Fargo pays its proportionate share of property operating expenses, including capital items on an amortized basis. The WBBD Portfolio lease currently permits Wells Fargo to reduce its leased premises by approximately 9,743 square feet, by an additional 234,336 square feet commencing October 1, 2012, and by an additional 234,336 square feet commencing October 1, 2017, all upon nine months prior notice and without payment of a termination fee. Wells Fargo has the right to renew the WBBD Portfolio lease, in whole or in part, for up to six consecutive terms of five years each, ending not later than September 30, 2053. Wells Fargo & Company (as successor by merger with Wachovia Corporation) has guaranteed the lessee’s obligations under the WBBD Portfolio lease.

As of March 31, 2010, the PREFCO Wells Fargo Portfolio is comprised of 78 properties containing 964,419 square feet. Wells Fargo net leases 86.4% of the PREFCO Wells Fargo Portfolio, of which 34.4% expires on August 31, 2010, 36.7% has been renewed until August 31, 2015, and 15.3% expires on March 31, 2023. Wells Fargo pays approximately $0.6 million per quarter for the leased space expiring on March 31, 2023. For the leased space expiring on August 31, 2010, Wells Fargo pays approximately $0.3 million for the quarter ending August 2010, and $1.8 million for the quarter ending May 2010. For the renewed leased space expiring on August 31, 2015, Wells Fargo pays approximately $4.7 million for the quarter ending May 2010, $0.9 million for the quarter ending August 2010, and approximately $4 million per annum throughout the remaining term. In addition, Wells Fargo operates and maintains the properties it leases at Wells Fargo’s sole cost and expense. Wells Fargo has the right to renew its leased properties, in whole or in part, for up to three consecutive terms of five years each.

Leased Properties

Gramercy Realty entered into an agreement to sublease approximately 292,019 square feet in an office building in Jersey City, New Jersey, through September 2017. It also assumed certain management functions with respect to an additional 295,124 square feet of space in the same building that has been subleased to third-party tenants through this same term. In the event that any of these third-party tenants defaults on their lease obligations or fails to renew their lease upon expiration, Gramercy Realty has agreed to sublease this additional space through September of 2017. As of March 31, 2010, Gramercy Realty has assumed an additional 19,810 square feet due to non-renewals. Of the 311,829 square feet that Gramercy Realty currently subleases, it has in turn sublet 245,924 square feet.

Development Plans

As of March 31, 2010, the Company has no plans for the renovation, improvement or development of the Company’s properties other than in connection with its on going repair and maintenance and tenant leasing programs.

MANAGEMENT

The Definitive Proxy Statement for our 2010 Annual Meeting of Stockholders, filed pursuant to Regulation 14A under the Exchange Act on April 29, 2010, is incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Definitive Proxy Statement for our 2010 Annual Meeting of Stockholders, filed pursuant to Regulation 14A under the Exchange Act on April 29, 2010 and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions” contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 are each incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of May 18, 2010, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days) after May 18, 2010.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name**	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Total(1)
SL Green Realty Corp. and SL Green Operating Partnership, L.P.	6,219,370	(2)	12.47%
Roger M. Cozzi	297,984		*
Timothy J. O’Connor	130,000		*
Robert R. Foley	277,481	(3)	*
Marc Holliday	255,586	(4)	*
Allan J. Baum	107,282	(5)	*
Jeffrey E. Kelter	116,293	(6)	*
Paul J. Konigsberg	107,127	(7)	*
Charles S. Laven	104,653	(8)	*
Jon W. Clark	13,306	(9)	*
Michael G. Kavourias	51,879	(10)	*
All Directors and Executive Officers as a Group (10 Persons)	1,461,591		2.9%
Appaloosa Partners Inc.	4,589,395	(11)	9.20%
He Zhengxu	3,018,055	(12)	6.05%
The Vanguard Group, Inc.	3,869,007	(13)	7.75%
Janus Capital Management LLC	2,665,066	(14)	5.34%
BlackRock, Inc.	2,913,034	(15)	5.84%

*	Less than 1% of class.
**	Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.
(1)	As of May 18, 2010, 49,906,180 shares of common stock were outstanding.
(2)	Based solely on information contained in Schedule 13G/A filed jointly by SL Green Realty Corp. and SL Green Operating Partnership, L.P. on February 5, 2009. SL Green Realty Corp. and SL Green Operating Partnership, L.P. have shared voting and dispositive power over 6,219,370 shares of common stock.
(3)	Includes 108,333 shares of common stock issuable upon exercise of options.
(4)	Includes 106,258 shares of common stock issuable upon exercise of options.

(5)	Includes 28,508 shares of common stock issuable upon exercise of options 2,500 shares of restricted stock and 76,274.36 phantom units.
(6)	Includes 28,508 shares of common stock issuable upon exercise of options 2,500 shares of restricted stock and 85,284.79 phantom units.
(7)	Includes 28,508 shares of common stock issuable upon exercise of options 2,500 shares of restricted stock and 76,119.36 phantom units.
(8)	Includes 28,508 shares of common stock issuable upon exercise of options and 73,645.15 phantom units.
(9)	Includes 10,806 shares of common stock issuable upon exercise of options.
(10)	Includes 36,379 shares of common stock issuable upon exercise of options.
(11)	The business address for this stockholder is Appaloosa Management L.P., 51 John F. Kennedy Parkway, Short Hills, NJ 07078. Based solely on information contained in Schedule 13G/A filed jointly by this stockholder, Appaloosa Management L.P., David A. Tepper (collectively, “Appaloosa”), Appaloosa Investment Limited Partnership I (“AILP”), Palomino Fund Ltd. (“Palomino”), Thoroughbred Fund L.P. (“TFLP”), and Thoroughbred Master Ltd. (“TML”) on February 12, 2010. Appaloosa has shared voting and dispositive power over all of these shares. AILP, Palomino, TFLP and TML have shared voting and dispositive power over 1,491,555 shares, 2,179,964 shares, 449,027 shares and 468,849 shares, respectively.
(12)	The address for this stockholder is Institution of Math, AMSS, CAS, Haidian District, Beijing 100080, People’s Republic of China. Based solely on information contained in Schedule 13G/A filed jointly by this stockholder and He & Fang 2005 Revocable Living Trust on January 20, 2010. This stockholder has shared voting and dispositive power over these shares.
(13)	The business address for this stockholder is 100 Vanguard Blvd., Malvern, PA 19355. Based solely on information contained in Schedule 13G/A filed jointly The Vanguard Group, Inc. and Vanguard Fiduciary Trust Company (collectively, “Vanguard”) on February 4, 2010. Vanguard Fiduciary Trust Company has sole voting power over 55,421 shares of common stock and Vanguard has shared dispositive power over 55,421 shares of common stock.
(14)	The business address for this stockholder is 151 Detroit Street, Denver, CO 80206. Based solely on information contained in Schedule 13G/A filed by this stockholder on February 16, 2010.
(15)	The business address for this stockholder is 40 East 52nd Street, New York, NY 10022. Based solely on information contained in Schedule 13G filed by this stockholder on January 20, 2010.

DESCRIPTION OF COMMON STOCK

The following description of the terms of our common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, our charter and bylaws, each of which has previously been filed with the SEC, and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law, or MGCL.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.001 par value per share. Subject to the provisions of our charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of common stock will possess the exclusive voting power. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors. On May 18, 2010, there were 49,906,180 shares of common stock outstanding.

All shares of common stock offered hereby have been duly authorized and are fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on their stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. The holders of shares of our common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

Provisions of Our Charter

Our charter authorizes our board of directors to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

Our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting is elected for a three-year term and the directors in the other two classes continue in office. The use of a staggered board may delay or defer a change in control of our company or removal of incumbent management.

Restrictions on Ownership

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our common stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our board of directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code, shares of stock in excess of 9.8% in value of the aggregate of the outstanding shares of our common stock or 9.8% of the total number of shares or value, whichever is more restrictive, of our outstanding common stock. Our charter further prohibits (1) any person from beneficially or constructively owning shares of our common stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the shares are owned during the last half of a taxable year), and (2) any person from transferring shares of our common stock if such transfer would result in shares of our common stock being beneficially owned by fewer than 100 persons. Our board of directors has waived the 9.8% ownership limit in connection with SL Green’s purchase of our shares. Our board of directors has also granted waivers to three other purchasers in connection with their purchase of our shares in a previous private placement. However, our board of directors may not grant and has not granted such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% in value of the outstanding shares of our common stock or 9.8% of the number or value (whichever is more restrictive) of the outstanding shares of our common stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT.

The person seeking an exemption must represent to the satisfaction of our board of directors that the exemption will not result in us failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, to determine or ensure our status as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our common stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

Any transfer of shares of our common stock which, if effective, would result in any person beneficially or constructively owning shares of our common stock in excess or in violation of the above transfer or ownership limitations will be null and void and the intended transferee will acquire no rights in such shares of stock. However, if any such transfer of shares of our common stock occurs, then that number of shares of our common stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically converted into excess stock and transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our common stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such distribution to the trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the trustee. Any distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, will be deemed to have given an irrevocable proxy to the trustee to vote such shares for the benefit of the charitable beneficiary.

The trustee shall sell the shares of stock held in the trust to a person whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g. , a gift, devise or other such transaction), the average closing price for the class of shares from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which has been paid to the prohibited owner and is owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust will be automatically exchanged for an equal number of shares of common stock or preferred stock, as applicable, and such shares of common stock or preferred stock, as applicable, will be transferred of record to the transferee of the interest in the trust. Prior to any transfer of any interest in the trust, we must have waived in writing our purchase rights as described below.

In addition, shares of our common stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share payable to the prohibited owner equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which has been paid to the prohibited owner and is owed by the prohibited owner to the trustee. We may pay the amount of such reductions to the trustee for the benefit of the charitable beneficiary. We shall have the right to accept such offer for a period of 90 days after the later of the date of our receipt of notice of an acquisition or attempted acquisition of shares in violation of the above transfer or ownership limitations or, if we do not receive such notice, the date that our board of directors determines in good faith that a transfer to the trust has occurred, but in no event later than a permitted transfer as described in the immediately preceding paragraph.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

Each beneficial owner or constructive owner of our common stock and each person (including the stockholder of record) who is holding stock for a beneficial owner must upon demand provide to us such information as we may deem necessary in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is The Bank of New York Mellon Trust Company, National Association.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and our bylaws.

Classification of Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more then 15. Any vacancy on our board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our stockholders may elect a successor to fill a vacancy on our board which results from the removal of a director. Our bylaws provide that a majority of our board of directors must be independent directors.

Pursuant to our charter, our board of directors is divided into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and every other year one class of our directors is elected by our stockholders. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

Our charter provides that a director may be removed only for cause and by the affirmative vote of at least a majority of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon cause and a substantial affirmative vote.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Article Seven of our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes our company to obligate itself, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director of our company is or was serving, at our request, as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws includes expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any of our predecessors in any of the capacities described above and to any employee or agent of us or a predecessor of us.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our bylaws, it provides greater assurance to our directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

Maryland Business Combination Act

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock. A person is not an interested stockholder under the statute if our board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board.

The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must generally be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock; and
•	two-thirds of the votes entitled to be cast by holders of outstanding voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution exempting business combinations between us and any person from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisitions Act

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more, but less than one-third; (2) one-third or more, but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your common stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Anti-Takeover Effect of Certain Provisions of Maryland Law

The business combination provisions and the control share acquisition provisions of the Maryland corporation law could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best interests.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,
•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already have a classified board and vest in the board the exclusive power to fix the number of directorships.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote on these matters, except that amendments to our charter are required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors, or (3) by a stockholder who was a stockholder of record at the time of giving notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of directors, or (c) provided that our board of directors has determined that directors shall be elected at the meeting, by any stockholder who was a stockholder of record at the time of giving notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of our Operating Partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

General

GKK Capital LP, our Operating Partnership, was formed in April 2004 to acquire and own our assets. We are considered to be an umbrella partnership real estate investment trust, or an UPREIT, in which all of our assets are owned in a limited partnership, the Operating Partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, our proportionate share of the assets and income of our Operating Partnership are deemed to be our assets and income.

Our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to our common stockholders. Finally, the Operating Partnership is structured to permit limited partners in the Operating Partnership to exchange their limited partnership units for cash or, at our election, shares of our common stock on a one-for-one basis (in a taxable transaction) and, if our shares are then listed, achieve liquidity for their investment.

We are the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership.

Although all of our assets are held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through the Operating Partnership. In the event we elect to hold assets directly, the income of the Operating Partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Operations

The partnership agreement of the Operating Partnership provides that the Operating Partnership operate in a manner that (1) enables us to satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoids any U.S. federal income or excise tax liability, and (3) ensures that the Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a disregarded entity or a partnership.

The partnership agreement provides that the Operating Partnership distribute cash flow from operations to the partners of the Operating Partnership in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one unit of limited partnership interest in the Operating Partnership receives the same amount of annual cash flow distributions from the Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock.

Similarly, the partnership agreement of the Operating Partnership provides that taxable income is allocated to the partners of the Operating Partnership in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in the Operating Partnership be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, are generally allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership in acquiring and holding our assets, the Operating Partnership pays all of our administrative costs and expenses and such expenses are treated as expenses of the Operating Partnership. Such expenses include:

•	all expenses relating to our continuity of existence;
•	all expenses relating to any offerings and registrations of securities;
•	all expenses associated with our preparation and filing of any periodic reports under federal, state or local laws or regulations;
•	all expenses associated with our compliance with applicable laws, rules and regulations; and
•	all other operating or administrative costs of ours incurred in the ordinary course of our business.

Redemption Rights

Subject to certain limitations and exceptions, the limited partners of the Operating Partnership, other than our subsidiaries, have the right to cause the Operating Partnership to redeem their limited partnership units for cash equal to the market value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one of our shares for each limited partnership unit redeemed. The market value of the limited partnership units for this purpose will be equal to the average of the closing trading price of a share of our common stock on the NYSE for the ten trading days before the day on which the redemption notice is given to the Operating Partnership of exercise of the redemption rights. These redemption rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.

Transferability of Interests

We are not able to (1) voluntarily withdraw as the general partner of the Operating Partnership, or (2) transfer our general partnership interest in the Operating Partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. The limited partners are not able to transfer their interests in the Operating Partnership, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as: financial institutions, insurance companies, broker-dealers, regulated investment companies, trusts and estates, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons who mark-to-market our common stock, persons holding our common stock as part of a “straddle,” “hedge,” or “conversion transaction,” and persons subject to the alternative minimum tax provisions of the Internal Revenue Code, and, except to the extent discussed below, non-U.S. stockholders and tax-exempt organizations.

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in such a manner.

We hold a substantial amount of our assets in two majority-owned subsidiaries, which we refer to as our first private REIT and our second private REIT, or collectively, our private REITs. Our private REITs are organized to qualify as REITs for U.S. federal income tax purposes. Accordingly, our continued qualification and taxation as a REIT depends on, in addition to our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, our private REITs’ operating results, organizational structure and their ability to meet, on a continuing basis through actual annual results of operations, the various qualification requirements imposed upon REITs by the Internal Revenue Code (including satisfying both the 95% and 75% gross income tests on an annual basis and the REIT asset tests at the close of each calendar quarter, as described below). For the remainder of this discussion, unless otherwise noted, references to we, us or our also include our private REITs.

In the opinion of Clifford Chance US LLP, commencing with our taxable year ended December 31, 2004, the first private REIT’s taxable year ended December 31, 2005 and the second private REIT’s taxable year ended December 31, 2007, we and each of the private REITs have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our and the private REITs’ current and proposed method of operation will enable us and the private REITs to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our and the private REITs’ organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we and the private REITs will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items requiring our and the private REITs’ ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we and the private REITs will take no action inconsistent with our and the private REITs’ qualification as a REIT. While we believe that we, as well as the private REITs, have been organized and operated and intend to continue to be organized and operated so that we and the private REITs will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our or the private REITs’ circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we or the private REITs will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us, the private REITs or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our and the private REITs’ ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the results of which will not be reviewed by Clifford Chance US LLP. No assurance can be given that our or the private REITs’ actual results for any particular taxable year will satisfy these requirements. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

In April 2008, we acquired all of the outstanding stock of American Financial, or the American Financial Acquisition. The American Financial Acquisition was consummated primarily through the following two mergers: (i) the merger of one of our subsidiaries, GKK Stars Acquisition LP, with and into First States Group, L.P., or First States Group, an indirect subsidiary of American Financial with First States Group surviving, for consideration consisting of cash and our common stock (which merger was intended to be a taxable acquisition or redemption of the interests in First States Group not held indirectly by American Financial) and (ii) the merger of another of our subsidiaries, GKK Stars Acquisition Corp., with and into American Financial, with American Financial surviving, for consideration consisting of cash and our common stock (which merger was intended to be a taxable acquisition of American Financial’s stock). Following the consummation of the American Financial Acquisition, American Financial became an indirect, wholly owned subsidiary of our Operating Partnership. We elected to treat American Financial as a disregarded entity of our Operating Partnership. We and American Financial TRS, Inc. have jointly elected to treat American Financial TRS, Inc. as a taxable REIT subsidiary, or a TRS, for U.S. federal income tax purposes.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders” and “Taxation of non-U.S. Stockholders.”

Even though we qualify for taxation as a REIT, we are nonetheless subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed net taxable income, including undistributed net capital gains.
•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).
•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”
•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.
•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits or REMICs to the extent our common stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Effect of Subsidiary Entities — Taxable Mortgage Pools” and “— Excess Inclusion Income.”
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.
•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest will be subject to U.S. federal corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);
(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and
(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our common stock, in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and would not have known after exercising reasonable diligence that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, including the Operating Partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest, including the Operating Partnership, is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries.  A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS or unless such corporation is a qualified REIT subsidiary as discussed above. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders — Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by certain tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We and two of our corporate subsidiaries, GKK Trading Corp. and American Financial TRS, Inc., have each made an election for that subsidiary to be treated as our TRS for U.S. federal income tax purposes. One of our private REITs and its corporate subsidiary, GIT Trading Corp., have made an election for that subsidiary to be treated as a TRS for U.S. federal income tax purposes. We, or our private REITs, may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by TRSs to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “— Taxation of Taxable U.S. Shareholders.” Currently, we anticipate that GKK Trading Corp., American Financial TRS, Inc. and GIT Trading Corp. will retain their after-tax income subject to compliance with the 25% (20% for taxable years ended on or prior to December 31, 2008) asset test applicable to our aggregate ownership of TRSs. See “— Asset Tests.”

Taxable Mortgage Pools.  An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;
•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;
•	the entity has issued debt obligations that have two or more maturities; and
•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

To the extent we make significant investments in mortgage loans or MBS securities, we may convey one or more pools of real estate mortgage loans to a trust or other special purpose entity, which issues several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We have monitored and intend to continue to monitor the amount of our non-qualifying income, and we have managed and intend to continue to manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income.  Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65, or the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations, non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

We hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Fee Income.  We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by GKK Trading Corp. or American Financial TRS, our TRSs, and GIT Trading Corp., our private REIT’s TRS, will not be included for purposes of the gross income tests.

Dividend Income.  We may receive (directly or indirectly) distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the current or accumulated earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends we receive (directly or indirectly) from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Foreign Investments.  To the extent that we hold or acquire foreign investments, such as MBS denominated in foreign currencies, such investments may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests.

On July 30, 2008, the Housing Assistance Tax Act of 2008 was enacted. Under this act, foreign currency gain earned after July 30, 2008 that qualifies as “real estate foreign exchange gain” is excluded from both the 75% and 95% income tests, while income from foreign currency gains that qualifies as “passive foreign exchange gain” is excluded from the 95% income test, but is treated as non-qualifying income for the 75% income test.

“Real estate foreign exchange gain” is foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property (not covered by clause (i) above); or (iii) becoming or being the obligor under debt obligations secured by mortgages on real property or on interests in real property (not covered by clause (i) above). Real estate foreign exchange gain also includes foreign currency gain attributable to a QBU of the REIT if the QBU meets the 75% income test for the taxable year and the 75% asset test at the close of each quarter of the taxable year that the REIT directly or indirectly owned an interest in the QBU. “Passive foreign exchange gain” includes all real estate foreign exchange gain plus foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 95% income test, (ii) the acquisition or ownership of debt obligations (not covered by clause (i) above) and (iii) becoming or being the obligor under debt obligations (not covered by clause (i) above). The Treasury Department has the authority to expand the definition of real estate foreign exchange gain and passive foreign exchange gain to include other items of foreign currency gain.

No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. For our taxable year ended December 31, 2004, to the extent that we entered into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years commencing with our taxable year ended December 31, 2005, any income from a hedging transaction will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). Notwithstanding the foregoing, income and gain from a hedging transaction entered into after July 30, 2008 is excluded from gross income for purposes of both the 95% and 75% gross income tests. A “hedging transaction” includes any transaction entered into (1) in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) for transactions entered into after July 30, 2008, primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into. We clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property.  To the extent that we own or acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations. We have structured and intend to continue to structure any leases so that the rent payable thereunder will qualify as “rents from real property,” but there can be no assurance we will be successful in this regard.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Phantom income.  Due to the nature of certain assets in which we have invested or may invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We have acquired or may acquire interests in debt instruments in the secondary market for less than their face amount. The discount at which such interests in debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. We may elect to accrue market discount on the basis of a constant yield to maturity of a debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Absent such election, accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is made. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year. In addition to the foregoing, if we do not elect to include market discount on the basis of a constant yield to maturity, we will be required to defer deductions for interest on borrowings incurred to purchase or carry a debt instrument with market discount that is in excess of the interest and original issue discount, if any, includible in our income, to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the debt instrument was held by us.

Some of the securities that we have acquired or may acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield method, and income will accrue on the debt instrument based on the assumption that all future payments due on such securities will be made. If such securities turn out not to be fully collectible, losses will only become available in a later year when collectability is provable and may be capital in character.

In addition, we have acquired or may acquire distressed debt investments that are subsequently modified by agreement with the borrower. We have amended certain of our debt instruments by agreement with the borrower and may amend other debt instruments in the future. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt is considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we are required to recognize taxable income to the extent the principal amount or, in some cases, the fair market value, of the modified debt exceeds our adjusted tax basis in the unmodified debt, and we would hold the modified debt with an initial tax basis equal to such principal amount (or fair market value) for U.S. federal tax purposes.

In addition, to the extent we hold any debt instruments or securities that are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we nonetheless may be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”

Failure to Satisfy the Gross Income Tests.  We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Regular or residual interest in REMICs is generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% (20% for taxable years ended on or prior to December 31, 2008) of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code, and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We may hold certain mezzanine loans that do not qualify for the safe harbor in the Revenue Procedure discussed above pursuant to which safe harbor certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above, but there can be no assurance we will be successful in this regard.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise come into compliance with such asset diversification requirements (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. In addition, if we fail any of the asset tests (including a failure of the 5% and 10% asset tests in excess of the de minimis amount described above), as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test or otherwise coming into compliance with such asset diversification requirements (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the REIT asset tests, and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to make an investment in equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, we have entered into and intend in the future to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any repurchase agreement and that the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:
•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and
•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus
(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid U.S. federal corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes prior to receive of such income in cash, including the inclusion of items of income from CDO entities in which we hold an equity interest. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to liquidate non-cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Effect of Subsidiary Entities — Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our shareholders, generally in a manner set forth under the Internal Revenue Code and the applicable Treasury regulations. Although we do not hold any REMIC residual interests, we believe that the collateralized debt obligation securitizations conducted by our private REITs produce excess inclusion income that is allocated to our stockholders. Accordingly, we expect that a portion of our dividends constitutes excess inclusion income, which likely increases the tax liability of tax-exempt stockholders, non-U.S. stockholders and stockholders with net operating losses. The Treasury Department has issued guidance governing the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our common stock in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•	in the case of a stockholder who is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate rate on any excess inclusion income allocated to their owners that are disqualified organizations;
•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;
•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and
•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our common stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our common stock on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to common stock held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, RIC or REIT investors, foreign investors and taxpayers with net operating losses should carefully consider the tax considerations described above and are urged to consult their tax advisors.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” (including any foreign currency gain, as defined in Section 988(b)(1) of the Internal Revenue Code, minus any foreign currency loss, as defined in Section 988(b)(2) of the Internal Revenue Code) generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15% through 2010, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Tax aspects of ownership of equity interests in partnerships

We hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these partnership items, based on our capital interest in such partnership, for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets is based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

If our operating partnership or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “— Failure to Qualify” above, for a discussion of the effect of our failure to meet these tests for a taxable year.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including GKK Trading Corp. and American Financial TRS, Inc., our TRSs, and GIT Trading Corp., our private REIT’s TRS, which are subject to U.S. federal income tax);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), such as GKK Trading Corp. and American Financial TRS, Inc., our TRSs, and GIT Trading Corp., our private REIT’s TRS, which are subject to U.S. federal income tax, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Company” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “— Effect of Subsidiary Entities — Taxable Mortgage Pools” and “— Excess Inclusion Income.” As required by Treasury Department guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income” (See “— Effect of Subsidiary Entities — Taxable Mortgage Pools” and “— Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of our dividends received by a tax-exempt shareholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our common stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our common stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our common stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our common stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “— Taxation of Taxable U.S. Stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. stockholders should consult their tax advisors concerning the U.S. federal estate tax consequences of ownership of our common stock.

Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation. As previously noted, we expect to engage in transactions that would result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

Non-Dividend Distributions.  Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our common stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock.  Unless our common stock constitutes a USRPI, a sale of the common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that 50% or more of our assets will consist of interests in real property located in the United States.

In addition, our common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our common stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. Our common stock is regularly traded on an established securities market in the United States.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Legislation Affecting Payments to Certain Non-U.S. Entities.  Recently enacted legislation will generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

PLAN OF DISTRIBUTION

This prospectus relates to the possible offer and sale from time to time of any shares of common stock by the selling stockholder. We have registered the shares for resale to provide the selling stockholder with freely tradeable shares of our common stock. However, registration of the shares of common stock does not necessarily mean that the selling stockholder will offer or sell any of the shares. We will not receive any proceeds from the offering or sale of shares by the selling stockholder.

The selling stockholder may from time to time, in one or more transactions, sell all or a portion of the shares registered hereby on the NYSE, in the over-the-counter market, on any other national securities exchange on which the common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares registered hereby from time to time will be determined by the selling stockholder and, at the time of determination, may be higher or lower than the market price of the common stock on the NYSE. In connection with an underwritten offering, if any, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of shares registered hereby for whom they may act as agents, and underwriters may sell shares registered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares registered hereby may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares registered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares registered hereby may be sold include:

(1)	By the selling stockholder in privately negotiated transactions;
(2)	In ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(3)	Through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholder or such successors in interest and/or from the purchasers of the common stock for whom they may act as agent;
(4)	By the writing of options on the common stock;
(5)	By the pledge of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the common stock or interests therein;
(6)	Through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;
(7)	Through a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(8)	Through a cross trade, in which the same broker or dealer acts as an agent on both sides of the transaction;
(9)	On any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;
(10)	In the over-the-counter market;
(11)	Through an in-kind distribution of the shares by the selling stockholder to its partners, members or shareholders; or
(12)	In a combination of any of the methods listed above or any other method permitted pursuant to applicable law.

The selling stockholder and any underwriters, dealers or agents participating in the distribution of the shares registered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholder and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

When the selling stockholder elects to make a particular offer of shares registered hereby, a prospectus supplement, if required, may be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.

In order to comply with state securities laws, if applicable, the shares registered hereby may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the shares registered hereby may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants. The selling stockholder will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholder and stock transfer and other taxes attributable to the sale of the shares registered hereby.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Gramercy Capital Corp. appearing in Gramercy Capital Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedules appearing therein), and the effectiveness of Gramercy Capital Corp.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a web site at www.gkk.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

We have filed with the SEC a registration statement on Form S-11, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 1-32248)	Year ended December 31, 2009
Quarterly Report on Form 10-Q (File No. 1-32248)	Quarter ended March 31, 2010

Document	Filed
Current Reports on Form 8-K (File No. 1-32248)	March 15, 2010

Document	Filed
Definitive Proxy Statement on Schedule 14A (File No. 1-32248)	April 29, 2010

Document	Filed
Description of our common stock in Registration Statement on Form 8-A (File No. 1-32248)	July 20, 2004

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Edward J. Matey Jr., Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170, telephone number (212) 297-1000.

FINANCIAL STATEMENTS

The section “Financial Statements and Supplemental Data” contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and the section “Financial Statements” contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 are each incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30. Quantitative and Qualitative Disclosures About Market Risk.

Market Risk

Market risk includes risks that arise from changes in interest rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risks to which we will be exposed are real estate, interest rate, liquidity and credit risks.

We rely on the credit and equity markets to finance and grow our business. Despite signs of moderate improvement, market conditions remain significantly challenging, and offer us few, if any, attractive opportunities to raise new debt or equity capital, particularly while our efforts to extend or restructure the Goldman Mortgage Loan and Goldman Mezzanine Loans remain ongoing. As a result we have reduced new investment activity until the capital markets become more stable and market liquidity increases. In this environment, we are focused on reducing leverage, extending or restructuring Gramercy Realty’s $241.3 million mortgage loan and $553.0 million of senior and junior mezzanine loans, actively managing portfolio credit, generating liquidity from existing assets, extending debt maturities, reducing capital expenditures and renewing expiring leases.

Real Estate Risk

Commercial and multi-family property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors), local real estate conditions (such as an oversupply of retail, industrial, office or other commercial or multi-family space), changes or continued weakness in specific industry segments, construction quality, age and design, demographic factors, retroactive changes to building or similar codes, and increases in operating expenses (such as energy costs). In the event net operating income decreases, a borrower may have difficulty repaying our loans, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses. Even when a property’s net operating income is sufficient to cover the property’s debt service at the time a loan is made, there can be no assurance that this will continue in the future. We employ careful business selection, rigorous underwriting and credit approval processes and attentive asset management to mitigate these risks. These same factors pose risks to the operating income we receive from our portfolio of real estate investments, the valuation of our portfolio of owned properties, and our ability to refinance existing mortgage and mezzanine borrowings supported by the cash flow and value of our owned properties.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Our operating results will depend in large part on differences between the income from our assets and our borrowing costs. Most of our commercial real estate finance assets and borrowings are variable-rate instruments that we finance with variable rate debt. The objective of this strategy is to minimize the impact of interest rate changes on the spread between the yield on our assets and our cost of funds. We seek to enter into hedging transactions with respect to all liabilities relating to fixed rate assets. If we were to finance fixed rate assets with variable rate debt and the benchmark for our variable rate debt increased, our net income would decrease. Some of our loans are subject to various interest rate floors. As a result, if interest rates fall below the floor rates, the spread between the yield on our assets and our cost of funds will increase, which will generally increase our returns. Because we generate income on our commercial real estate finance assets principally from the spread between the yields on our assets and the cost of our borrowing and hedging activities, our net income on our commercial real estate finance assets will generally increase if LIBOR increases and decrease if LIBOR decreases. Our real estate assets generate income principally from fixed long-term leases and we are exposed to changes in interest rates primarily from our floating rate borrowing arrangements. We have used interest rate caps to manage our exposure to interest rate changes. However, because our real estate assets generate income from long-term leases, our net income from our real estate assets will generally decrease if LIBOR increases. The following chart shows a hypothetical 100 basis point increase in interest rates along the entire interest rate curve (dollars in thousands):

Change in LIBOR	Projected Increase (Decrease) in Net Income
Base case
+100bps	$(2,668)
+200bps	$(5,337)
+300bps	$(8,005)

Our exposure to interest rates will also be affected by our overall corporate leverage, which may vary depending on our mix of assets.

In the event of a significant rising interest rate environment and/or economic downturn, delinquencies and defaults could increase and result in loan losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spreads between interest-earning assets and interest-bearing liabilities.

In the event of a rapidly rising interest rate environment, our operating cash flow from our real estate assets may be insufficient to cover the corresponding increase in interest expense on our variable rate borrowing secured by our real estate assets.

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions, all of which are being borne by the registrant.

SEC registration fee	$1,224
Printing and engraving expenses*	10,000
Legal fees and expenses*	50,000
Accounting fees and expenses*	30,000
Miscellaneous	15,000
Total	$106,224

*	Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

In November 2007, we sold, through a private placement pursuant to Section 4(2) of the Securities Act, 3,809,524 shares of our common stock at a price of $26.25 per share to an affiliate of Morgan Stanley Real Estate Special Situations Fund III, a global diversified fund managed by Morgan Stanley Real Estate, raising gross proceeds of approximately $100 million.

Item 34. Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to

(a) any present or former director or officer or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us with the approval of the board of directors to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (b) a written statement by him or her or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the shares of common stock registered hereunder will be sold for consideration which is less than par value of such shares and none of the proceeds therefrom will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements. The section “Financial Statements and Supplemental Data” contained in our Annual Report on Form 10-K for the year ended December 31, 2009 is incorporated herein by reference.
(b)	Exhibits. The following exhibits are filed as part of, this registration statement on Form S-11:

Exhibit No.
1.1*	Form of Underwriting Agreement by and among Gramercy Capital Corp, the selling stockholder and the underwriters named therein, if applicable.
3.1	Articles of Incorporation of the Company, incorporated by reference to the Company’s Registration Statement on Form S-11 (No. 333-114673), filed with the SEC on July 26, 2004.
3.2	Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 14, 2007.
3.3	Articles Supplementary designating the 8.125% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.001 per share, dated April 18, 2007, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.
4.1	Form of specimen stock certificate representing the common stock of the Company, par value $.001 per share, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Commission on April 18, 2007.
4.2	Form of stock certificate evidencing the 8.125% Series A Cumulative Redeemable Preferred Stock of the Company, liquidation preference $25.00 per share, par value $0.001 per share, incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.
5.1**	Opinion of Clifford Chance US LLP with respect to the legality of the common stock being registered.
8.1**	Opinion of Clifford Chance US LLP with respect to tax matters.
10.1	Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of April 19, 2006, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, dated April 19, 2006, filed with the SEC on April 20, 2006.
10.2	First Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of April 18, 2007, incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, dated April 13, 2007, filed with the SEC on April 18, 2007.
10.3	Second Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of October 27, 2008, incorporated by reference to Exhibit 10.14 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 10, 2008.
10.4	Collateral Management Agreement, dated as of July 14, 2005, by and between Gramercy Real Estate CDO 2005 1, Ltd., as issuer and GKK Manager LLC, as collateral manager, incorporated by reference to Exhibit 10.20 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on July 27, 2005.
10.5	Collateral Management Agreement, dated as of August 24, 2006, by and between Gramercy Real Estate CDO 2006-1, Ltd., as issuer and GKK Manager LLC, as collateral manager, incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 9, 2006.
10.6	Collateral Management Agreement, dated as of August 8, 2007, by and between Gramercy Real Estate CDO 2007-1, Ltd. And GKK Manager LLC, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC on November 9, 2007.
10.7	Indenture, dated as of July 14, 2005, by and among Gramercy Real Estate CDO 2005-1, Ltd., as issuer, Gramercy Real Estate CDO 2005-1 LLC, as co-issuer, GKK Liquidity LLC, as advancing agent and Wells Fargo Bank, National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent, notes registrar, incorporated by reference to Exhibit 10.19 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on July 27, 2005.

Exhibit No.
10.8	Indenture, dated as of August 24, 2006, by and among Gramercy Real Estate CDO 2006-1, Ltd., as issuer, Gramercy Real Estate CDO 2006-1 LLC, as co-issuer, GKK Liquidity LLC, as advancing agent, and Wells Fargo Bank, National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar, incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 9, 2006.
10.9	Indenture, dated as of August 8, 2007, by and among Gramercy Real Estate CDO 2007-1, Ltd., Gramercy Real Estate CDO 2007-1, LLC, GKK Liquidity LLC and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC on November 9, 2007.
10.10	Gramercy Capital Corp. Directors’ Deferral Program, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2005, filed with the SEC on August 4, 2005.
10.11	Form of Gramercy Capital Corp. 2005 Long-Term Outperformance Program Award Agreement, incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K, dated December 14, 2005, filed with the SEC on December 20, 2005.
10.12	Second Amended and Restated Registration Rights Agreement, dated as of April 19, 2006, by and between the Company and SL Green Operating Partnership, L.P., incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated April 19, 2006, filed with the SEC on April 20, 2006.
10.13	Form of Registration Rights Agreement, by and between various holders of the Company’s common stock and the Company, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated December 3, 2004, filed with the SEC on December 9, 2004.
10.14	Limited Partnership Unit Purchase Agreement, dated as of November 2, 2007, by and among GKK Capital LP, Nicholas S. Schorsch and Meadowcourt Trust, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated November 2, 2007, filed with the SEC on November 8, 2007.
10.15	Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.45 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.
10.16	Form of Option Award Agreement, incorporated by reference to Exhibit 10.46 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.
10.17	Form of Phantom Share Award Agreement, incorporated by reference to Exhibit 10.47 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.
10.18	Amendment to Loan Agreement, dated as of August 22, 2008, among Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green Realty Corp., collectively, as lender, and certain subsidiaries of Gramercy Capital Corp., as borrower, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated August 22, 2008, filed with the SEC on August 28, 2008.
10.19	Loan Agreement, dated as of April 1, 2008, between Goldman Sachs Commercial Mortgage Capital, L.P., Citicorp North America, Inc. and SL Green Realty Corp., as lenders, and the various entities named therein, as borrowers, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.

Exhibit No.
10.20	Loan Agreement, dated as of April 1, 2008, between Goldman Sachs Commercial Mortgage Capital, L.P., Citicorp North America, Inc. and SL Green Realty Corp., as lenders, the required equity pledgors named therein and GKK Stars Acquisition LLC, American Financial Realty, First States Group, L.P. and First States Group, LLC, as borrowers, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.21	Amended and Restated Senior Mezzanine Loan Agreement, dated as of August 22, 2008, among Goldman Sachs Mortgage Company and Citicorp North America, Inc., collectively, as lender, and American Financial Realty Trust, First States Group, L.P., GKK Stars Acquisition LLC, First States Group, LLC, and certain subsidiaries of Gramercy Capital Corp., as borrower, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated August 22, 2008, filed with the SEC on August 28, 2008.
10.22	Junior Mezzanine Loan Agreement, dated as of August 22, 2008, among Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green Realty Corp., collectively, as lender, and GKK Stars Junior Mezz 2 LLC, as borrower, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated August 22, 2008, filed with the SEC on August 28, 2008.
10.23	Loan Agreement, dated as of April 1, 2008, among First States Investors 3300 B, L.P., as borrower, and PB Capital Corporation, as lender and agent, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.24	Amended and Restated Loan Agreement, dated as of April 1, 2008, by and among First States Investors DB I, L.P., First States Investors DB I B, L.P., First States Investors 4200, LLC, First States Investors DB I SP, L.P. and First States Investors DB I TRS, L.P., collectively as borrower, Deutsche Bank AG, Cayman Islands Branch, as agent, LaSalle Bank National Association, as collateral agent and each lender signatory thereto, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.25	Guaranty, dated as of April 1, 2008, by the Company to Deutsche Bank AG, Cayman Islands Branch, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the Commission on April 7, 2008.
10.26	Loan Agreement, dated as of March 28, 2008, among First States Investors HFS, L.P., First States Investors FPC, L.P., and First States Investors TRS, L.P., as borrowers, and Gramercy Investment Trust, as lender, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.27	First Amendment to Employment and Noncompetition Agreement, dated as of April 16, 2008, by and between GKK Manager LLC and Robert R. Foley, and agreed to by the Company as to the obligations of the Company therein, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated April 16, 2008, filed with the SEC on April 22, 2008.
10.28	Severance Agreement, dated as of October 27, 2008, by and between Gramercy Capital Corp. and Roger M. Cozzi, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, dated October 27, 2008, filed with the SEC on October 31, 2008.
10.29	Severance Agreement, dated as of November 13, 2008, by and between Gramercy Capital Corp. and Timothy O’Connor, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated November 13, 2008, filed with the SEC on November 17, 2008.
10.30	Employment and Noncompetition Agreement, dated as of October 27, 2008, by and between GKK Manager LLC and Roger Cozzi, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.31	Employment and Noncompetition Agreement, dated as of November 13, 2008, by and between GKK Manager LLC and Timothy O’Connor, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.

Exhibit No.
10.32	Employment and Noncompetition Agreement, dated as of July [ ], 2004, by and between GKK Manager LLC and Robert R. Foley, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.33	Employment and Noncompetition Agreement, dated as of April 27, 2009, by and between Gramercy Capital Corp. and Jon W. Clark, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.34	Amended and Restated 2004 Equity Incentive Plan, dated as of June 10, 2008, incorporated by reference to Exhibit 10.15 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 10, 2008.
10.35	First Amendment to Amended and Restated 2004 Equity Incentive Plan, dated as of October 27, 2008, incorporated by reference to Exhibit 10.16 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 10, 2008.
10.36	Agreement, dated as of December 30, 2008, by and among SL Green Operating Partnership, L.P., GKK Manager LLC, GKK Capital LP and Gramercy Capital Corp., incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated December 30, 2008, filed with the SEC on January 6, 2009.
10.37	Junior Subordinated Indenture, dated as of January 30, 2009, by and between GKK Capital LP and The Bank of New York Mellon Trust Company, National Association, as Trustee, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2009.
10.38	Lease Agreement, dated as of April 1, 2003, by and between Wachovia Bank, National Association and First States Investors 4000B, LLC, incorporated by reference to Exhibit 10.67 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.39	Amended and Restated Lease Agreement, dated as of May 23, 2003, by and between U.S. Bank National Association, and Patrick E. Thebado, as Lessor, and Bank of America, N.A., as Lessee, incorporated by reference to Exhibit 10.68 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.40	Lease Agreement, dated as of September 24, 2003, by and between Bank of America, N.A. and First States Investors 4100A, LLC, incorporated by reference to Exhibit 10.69 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.41	Office Lease, dated as of August 1, 2004, by and between First States Investors 104, LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.70 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.42	Master Agreement Regarding Leases, dated as of September 22, 2004, by and between Wachovia Bank, National Association and First States Investors 3300, LLC, incorporated by reference to Exhibit 10.71 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.43	Form of Lease, by and between First States Investors 3300, LLC and Wachovia Bank, National Association, incorporated by reference to Exhibit 10.72 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.44	Master Lease Agreement, dated as of October 1, 2004, by and between First States Investors 5200, LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.73 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.45	Amended and Restated Master Lease Agreement, dated as of January 1, 2005, by and between First States Investors 5000A, LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.74 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.

Exhibit No.
10.46	Securities Transfer Agreement, dated as of April 24, 2009, by and among Gramercy Capital Corp., GKK Capital LP, SL Green Operating Partnership, L.P., GKK Manager Member Corp. and SL Green Realty Corp. (solely for the purpose of Sections 2.6, 5.4, 5.5, 5.6, 6.3, 6.4, 6.5, 7.1, 7.2, 7.3, 7.4(a), 7.4(b), 7.4(d), 7.4(e), 7.5, 7.6, 7.7 and Article VIII), incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.47	Special Rights Agreement, dated as of April 24, 2009, by and between Gramercy Capital Corp. and SL Green Operating Partnership, L.P., incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.48	Exchange Agreement, dated as of January 30, 2009, by and among GKK Capital LP, Taberna
Preferred Funding II, Ltd., Taberna Preferred Funding III, Ltd., Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd. and Taberna Preferred Funding VIII, Ltd., incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009.
10.49	Supplemental Indenture, dated as of October 14, 2009, by and between GKK Capital LP and The Bank of New York Mellon Trust Company, National Association, as Trustee, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on October 20, 2009.
10.50	Exchange Agreement, dated as of October 15, 2009, by and among GKK Capital LP, Gramercy Investment QRS Corp., Taberna Capital Management, LLC, Taberna Preferred Funding II, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd., and Taberna Preferred Funding VIII, Ltd., incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on October 20, 2009.
10.51	Termination Agreement, dated as of December 4, 2009, by and among Gramercy Warehouse
Funding I LLC, GKK Trading Warehouse Funding I LLC, as borrowers, Gramercy Capital Corp., GKK Capital LP, Gramercy Investment Trust and GKK Trading Corp., as guarantors, and Wachovia Bank, National Association, as administrative agent, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 9, 2009.
10.52	Second Amendment to Loan Agreement, dated as of March 9, 2010, by and among Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green Realty Corp., collectively as lender, and certain subsidiaries of Gramercy Capital Corp., as borrowers, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on March 15, 2010.
10.53	Amendment to Amended and Restated Senior Mezzanine Loan Agreement, dated as of March 9, 2010, by and among KBS Debt Holdings, LLC, as lender, and the required equity pledgors named therein, American Financial Realty Trust, GKK Stars Acquisition LLC, First States Group, L.P. and First States Group, LLC, as borrowers, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Commission on March 15, 2010.
10.54	Amendment to Junior Mezzanine Loan Agreement, dated as of March 9, 2010, by and among Goldman Sachs Mortgage Company, Citicorp North America, Inc., SL Green Realty Corp., collectively as lender, and GKK Stars Junior Mezz 2 LLC, as borrower, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Commission on March 15, 2010.
21.1	List of Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 17, 2010.
23.1	Consent of Ernst & Young LLP.
23.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1 and Exhibit 8.1).

*	To be filed by amendment.
**	Previously filed.

Item 37. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(B)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(A) and (1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 18, 2010.

GRAMERCY CAPITAL CORP.
By: /s/ JON W. CLARK Name: Jon W. Clark Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ ROGER M. COZZI Roger M. Cozzi	Chief Executive Officer (Principal Executive Officer)	May 18, 2010
/s/ JON W. CLARK Jon W. Clark	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2010
/s/ ALLAN J. BAUM Allan J. Baum	Director	May 18, 2010
/s/ MARC HOLLIDAY Marc Holliday	Director	May 18, 2010
/s/ JEFFREY E. KELTER Jeffrey E. Kelter	Director	May 18, 2010
/s/ PAUL J. KONIGSBERG Paul J. Konigsberg	Director	May 18, 2010
/s/ CHARLES S. LAVEN Charles S. Laven	Director	May 18, 2010

INDEX TO EXHIBITS

Exhibit No.
1.1*	Form of Underwriting Agreement by and among Gramercy Capital Corp, the selling stockholder and the underwriters named therein, if applicable.
3.1	Articles of Incorporation of the Company, incorporated by reference to the Company’s Registration Statement on Form S-11 (No. 333-114673), filed with the SEC on July 26, 2004.
3.2	Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 14, 2007.
3.3	Articles Supplementary designating the 8.125% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.001 per share, dated April 18, 2007, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.
4.1	Form of specimen stock certificate representing the common stock of the Company, par value $.001 per share, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Commission on April 18, 2007.
4.2	Form of stock certificate evidencing the 8.125% Series A Cumulative Redeemable Preferred Stock of the Company, liquidation preference $25.00 per share, par value $0.001 per share, incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.
5.1**	Opinion of Clifford Chance US LLP with respect to the legality of the common stock being registered.
8.1**	Opinion of Clifford Chance US LLP with respect to tax matters.
10.1	Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of April 19, 2006, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, dated April 19, 2006, filed with the SEC on April 20, 2006.
10.2	First Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of April 18, 2007, incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, dated April 13, 2007, filed with the SEC on April 18, 2007.
10.3	Second Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of October 27, 2008, incorporated by reference to Exhibit 10.14 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 10, 2008.
10.4	Collateral Management Agreement, dated as of July 14, 2005, by and between Gramercy Real Estate CDO 2005 1, Ltd., as issuer and GKK Manager LLC, as collateral manager, incorporated by reference to Exhibit 10.20 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on July 27, 2005.
10.5	Collateral Management Agreement, dated as of August 24, 2006, by and between Gramercy Real Estate CDO 2006-1, Ltd., as issuer and GKK Manager LLC, as collateral manager, incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 9, 2006.
10.6	Collateral Management Agreement, dated as of August 8, 2007, by and between Gramercy Real Estate CDO 2007-1, Ltd. And GKK Manager LLC, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC on November 9, 2007.

Exhibit No.
10.7	Indenture, dated July 14, 2005, by and among Gramercy Real Estate CDO 2005-1, Ltd., as issuer, Gramercy Real Estate CDO 2005-1 LLC, as co-issuer, GKK Liquidity LLC, as advancing agent and Wells Fargo Bank, National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent, notes registrar, incorporated by reference to Exhibit 10.19 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on July 27, 2005.
10.8	Indenture, dated as of August 24, 2006, by and among Gramercy Real Estate CDO 2006-1, Ltd., as issuer, Gramercy Real Estate CDO 2006-1 LLC, as co-issuer, GKK Liquidity LLC, as advancing agent, and Wells Fargo Bank, National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar, incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 9, 2006.
10.9	Indenture, dated as of August 8, 2007, by and among Gramercy Real Estate CDO 2007-1, Ltd., Gramercy Real Estate CDO 2007-1, LLC, GKK Liquidity LLC and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC on November 9, 2007.
10.10	Gramercy Capital Corp. Directors’ Deferral Program, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2005, filed with the SEC on August 4, 2005.
10.11	Form of Gramercy Capital Corp. 2005 Long-Term Outperformance Program Award Agreement, incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K, dated December 14, 2005, filed with the SEC on December 20, 2005.
10.12	Second Amended and Restated Registration Rights Agreement, by and between the Company and SL Green Operating Partnership, L.P., incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated April 19, 2006, filed with the SEC on April 20, 2006.
10.13	Registration Rights Agreement, by and between various holders of the Company’s common stock and the Company, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated December 3, 2004, filed with the SEC on December 9, 2004.
10.14	Limited Partnership Unit Purchase Agreement, dated as of November 2, 2007, by and among GKK Capital LP, Nicholas S. Schorsch and Meadowcourt Trust, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated November 2, 2007, filed with the SEC on November 8, 2007.
10.15	Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.45 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.
10.16	Form of Option Award Agreement, incorporated by reference to Exhibit 10.46 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.
10.17	Form of Phantom Share Award Agreement, incorporated by reference to Exhibit 10.47 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.
10.18	Amendment to Loan Agreement, dated as of August 22, 2008, among Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green Realty Corp., collectively, as lender, and certain subsidiaries of Gramercy Capital Corp., as borrower, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated August 22, 2008, filed with the SEC on August 28, 2008.

Exhibit No.
10.19	Loan Agreement, dated as of April 1, 2008, between Goldman Sachs Commercial Mortgage Capital, L.P., Citicorp North America, Inc. and SL Green Realty Corp., as lenders, and the various entities named therein as borrowers, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.20	Loan Agreement, dated as of April 1, 2008, between Goldman Sachs Commercial Mortgage Capital, L.P., Citicorp North America, Inc. and SL Green Realty Corp., as lenders, the required equity pledgors named therein and GKK Stars Acquisition LLC, American Financial Realty, First States Group, L.P. and First States Group, LLC, as borrowers, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.21	Amended and Restated Senior Mezzanine Loan Agreement, dated as of August 22, 2008, among Goldman Sachs Mortgage Company and Citicorp North America, Inc., collectively, as lender, and American Financial Realty Trust, First States Group, L.P., GKK Stars Acquisition LLC, First States Group, LLC, and certain subsidiaries of Gramercy Capital Corp., as borrower, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated August 22, 2008, filed with the SEC on August 28, 2008.
10.22	Junior Mezzanine Loan Agreement, dated as of August 22, 2008, among Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green Realty Corp., collectively, as lender, and GKK Stars Junior Mezz 2 LLC, as borrower, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated August 22, 2008, filed with the SEC on August 28, 2008.
10.23	Loan Agreement, dated as of April 1, 2008, among First States Investors 3300 B, L.P., as borrower, and PB Capital Corporation, as lender and agent, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.24	Amended and Restated Loan Agreement, dated as of April 1, 2008, by and among First States Investors DB I, L.P., First States Investors DB I B, L.P., First States Investors 4200, LLC, First States Investors DB I SP, L.P. and First States Investors DB I TRS, L.P., collectively as borrower, Deutsche Bank AG, Cayman Islands Branch, as agent, LaSalle Bank National Association, as collateral agent and each lender signatory thereto, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.25	Guaranty, dated as of April 1, 2008, by the Company to Deutsche Bank AG, Cayman Islands Branch, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the Commission on April 7, 2008.
10.26	Loan Agreement, dated as of March 28, 2008, among First States Investors HFS, L.P., First States Investors FPC, L.P., and First States Investors TRS, L.P., as borrowers, and Gramercy Investment Trust, as lender, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, dated April 1, 2008, filed with the SEC on April 7, 2008.
10.27	First Amendment to Employment and Noncompetition Agreement, dated as of April 16, 2008, by and between GKK Manager LLC and Robert R. Foley, and agreed to by the Company as to the obligations of the Company therein, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, dated April 16, 2008, filed with the SEC on April 22, 2008.
10.28	Severance Agreement, dated as of October 27, 2008, by and between Gramercy Capital Corp. and Roger M. Cozzi, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, dated October 27, 2008, filed with the SEC on October 31, 2008.
10.29	Severance Agreement, dated as of November 13, 2008, by and between Gramercy Capital Corp. and Timothy O’Connor, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated November 13, 2008, filed with the SEC on November 17, 2008.

Exhibit No.
10.30	Employment and Noncompetition Agreement, dated as of October 27, 2008, by and between GKK Manager LLC and Roger Cozzi, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.31	Employment and Noncompetition Agreement, dated as of November 13, 2008, by and between GKK Manager LLC and Timothy O’Connor, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.32	Employment and Noncompetition Agreement, dated as of July [ ], 2004, by and between GKK Manager LLC and Robert R. Foley, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.33	Employment and Noncompetition Agreement, dated as of April 27, 2009, by and between Gramercy Capital Corp. and Jon W. Clark, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.34	Amended and Restated 2004 Equity Incentive Plan, dated as of June 10, 2008, incorporated by reference to Exhibit 10.15 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 10, 2008.
10.35	First Amendment to Amended and Restated 2004 Equity Incentive Plan, dated as of October 27, 2008, incorporated by reference to Exhibit 10.16 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 10, 2008.
10.36	Agreement, dated as of December 30, 2008, by and among SL Green Operating Partnership, L.P., GKK Manager LLC, GKK Capital LP and Gramercy Capital Corp., incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated December 30, 2008, filed with the SEC on January 6, 2009.
10.37	Junior Subordinated Indenture, dated as of January 30, 2009, by and between GKK Capital LP and The Bank of New York Mellon Trust Company, National Association, as Trustee, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2009.
10.38	Lease Agreement, dated as of April 1, 2003, by and between Wachovia Bank, National Association and First States Investors 4000B, LLC, incorporated by reference to Exhibit 10.67 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.39	Amended and Restated Lease Agreement, dated as of May 23, 2003, by and between U.S. Bank National Association, and Patrick E. Thebado, as Lessor, and Bank of America, N.A., as Lessee, incorporated by reference to Exhibit 10.68 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.40	Lease Agreement, dated as of September 24, 2003, by and between Bank of America, N.A. and First States Investors 4100A, LLC, incorporated by reference to Exhibit 10.69 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.41	Office Lease, dated as of August 1, 2004, by and between First States Investors 104, LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.70 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.42	Master Agreement Regarding Leases, dated as of September 22, 2004, by and between Wachovia Bank, National Association and First States Investors 3300, LLC, incorporated by reference to Exhibit 10.71 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.43	Form of Lease, by and between First States Investors 3300, LLC and Wachovia Bank, National Association, incorporated by reference to Exhibit 10.72 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.

Exhibit No.
10.44	Master Lease Agreement, dated as of October 1, 2004, by and between First States Investors 5200, LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.73 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.45	Amended and Restated Master Lease Agreement, dated as of January 1, 2005, by and between First States Investors 5000A, LLC and Bank of America, N.A., incorporated by reference to Exhibit 10.74 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009.
10.46	Securities Transfer Agreement, dated as of April 24, 2009, by and among Gramercy Capital Corp., GKK Capital LP, SL Green Operating Partnership, L.P., GKK Manager Member Corp. and SL Green Realty Corp. (solely for the purpose of Sections 2.6, 5.4, 5.5, 5.6, 6.3, 6.4, 6.5, 7.1, 7.2, 7.3, 7.4(a), 7.4(b), 7.4(d), 7.4(e), 7.5, 7.6, 7.7 and Article VIII), incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.47	Special Rights Agreement, dated as of April 24, 2009, by and between Gramercy Capital Corp. and SL Green Operating Partnership, L.P., incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2009.
10.48	Exchange Agreement, dated as of January 30, 2009, by and among GKK Capital LP, Taberna Preferred Funding II, Ltd., Taberna Preferred Funding III, Ltd., Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd. and Taberna Preferred Funding VIII, Ltd., incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009.
10.49	Supplemental Indenture, dated as of October 14, 2009, by and between GKK Capital LP and The Bank of New York Mellon Trust Company, National Association, as Trustee, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on October 20, 2009.
10.50	Exchange Agreement, dated as of October 15, 2009, by and among GKK Capital LP, Gramercy Investment QRS Corp., Taberna Capital Management, LLC, Taberna Preferred Funding II, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd., and Taberna Preferred Funding VIII, Ltd., incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on October 20, 2009.
10.51	Termination Agreement, dated as of December 4, 2009, by and among Gramercy Warehouse Funding I LLC, GKK Trading Warehouse Funding I LLC, as borrowers, Gramercy Capital Corp., GKK Capital LP, Gramercy Investment Trust and GKK Trading Corp., as guarantors, and Wachovia Bank, National Association, as administrative agent, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 9, 2009.
10.52	Second Amendment to Loan Agreement, dated as of March 9, 2010, by and among Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green Realty Corp., collectively as lender, and certain subsidiaries of Gramercy Capital Corp., as borrowers, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed with the Commission on March 15, 2010.
10.53	Amendment to Amended and Restated Senior Mezzanine Loan Agreement, dated as of March 9, 2010, by and among KBS Debt Holdings, LLC, as lender, and the required equity pledgors named therein, American Financial Realty Trust, GKK Stars Acquisition LLC, First States Group, L.P. and First States Group, LLC, as borrowers, incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed with the Commission on March 15, 2010.

Exhibit No.
10.54	Amendment to Junior Mezzanine Loan Agreement, dated as of March 9, 2010, by and among Goldman Sachs Mortgage Company, Citicorp North America, Inc., SL Green Realty Corp., collectively as lender, and GKK Stars Junior Mezz 2 LLC, as borrower, incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed with the Commission on March 15, 2010.
21.1	List of Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 17, 2010.
23.1	Consent of Ernst & Young LLP.
23.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1 and Exhibit 8.1).

*	To be filed by amendment.
**	Previously filed.